Exhibit 10.14

SECOND AMENDED AND RESTATED

RESELLER, SERVICES AND

NON-COMPETITION AGREEMENT

BETWEEN

UPMC HEALTH PLAN, INC.

AND

EVOLENT HEALTH, INC.

EFFECTIVE FROM JUNE 27, 2013

TABLE OF CONTENTS

1.	DEFINITIONS		1

	1.1	Active Sales Process	1

	1.2	Affiliate	2

	1.3	Approved Entity	2

	1.4	BAA	2

	1.5	BPO Steering Committee	2

	1.6	Change of Control	2

	1.7	Confidential Information	2

	1.8	Control	3

	1.9	Covered Member	3

	1.10	Disclosing Party	3

	1.11	Evolent Client Agreement	3

	1.12	Evolent Client Policies	3

	1.13	Evolent Clients	3

	1.14	Evolent Service Locations	3

	1.15	Evolent Top Prospects	3

	1.16	Evolent Top Prospect List	3

	1.17	Expanded Territory	3

	1.18	Federal Exclusion	4

	1.19	Governmental Authority	4

	1.20	HIPAA	4

	1.21	HIPAA Agreement	4

	1.22	HP License	4

	1.23	IT System	4

	1.24	Law	4

	1.25	Loss	4

	1.26	Key Personnel	4

	1.27	Malicious Files	4

	1.28	Person	4

	1.29	Management Fees	4

	1.30	PHI	5

	1.31	Procedures Manual	5

	1.32	Providers	5

	1.33	Receiving Party	5

	1.34	Restricted Companies	5

	1.35	Restricted Products and Services	5

	1.36	Restriction Period	5

	1.37	Service Levels and SLA	5

	1.38	Service Level Breach	5

	1.39	Service Level Commencement Date	5

	1.40	Service Level Credits	6

	1.41	Service Locations	6

	1.42	SOW Effective Date	6

	1.43	SOW Term	6

	1.44	SOW Termination Assistance Period		6

	1.45	Statement of Work or SOW		6

	1.46	Subcontractors		6

	1.47	Term		6

	1.48	Termination Assistance Services		6

	1.49	Territorial Restriction Period		6

	1.50	Territory		6

	1.51	Trademarks		6

	1.52	UPMC Services or Services		6

	1.53	UPMC Service Locations		6

	1.54	UPMC Territory		7

2.	APPOINTMENT OF EVOLENT AS NON-EXCLUSIVE RESELLER			7

	2.1	Non-Exclusive Reseller		7

	2.2	Designation of Relationship Managers		7

	2.3	Best Efforts		8

	2.4	Reservation of Rights		8

	2.5	Expiration of the Restriction Period		8

3.	TRIGGERS FOR EQUITY ADJUSTMENT			9

	3.1	Equity Adjustment		9

	3.2	Revenue		9

4.	UPMC SERVICES			9

	4.1	UPMC Services		9

		4.1.1	General	9

		4.1.2	Additional Services	10

	4.2	Exclusive TPA Services		10

		4.2.1	Best Efforts	10

	4.3	Pharmacy Benefit Management Services		10

	4.4	Changing Nature of Services		10

	4.5	New Services		10

	4.6	Additional Services		11

	4.7	Statements of Work		11

	4.8	Compliance with Evolent Client Policies		12

	4.9	Legal and Regulatory Compliance		12

	4.10	UPMC’s Material Contracts and Facilities/Systems		13

	4.11	Payment of Fine		13

	4.12	Exceptions		13

5.	PRICING			13

	5.1	Pricing Structure		14

	5.2	Taxes		14

	5.3	Payment Terms		14

		5.3.1	Timing of Payments	14

		5.3.2	Disputed Amounts	15

6.	SERVICE LEVELS			15

	6.1	General		15

	6.2	Reserved		15

	6.3	Periodic Review; Annual Improvement		15

	6.4	Service Level Credits		15

	6.5	Service Levels for Exclusive TPA Services		15

7.	CHANGE CONTROL PROCESS			16

	7.1	Ability to Request Change		16

	7.2	Changes Mandated by Law		16

	7.3	Change Control Process		17

8.	OBLIGATIONS OF UPMC			17

	8.1	Assignment and Management of Resources		17

	8.2	Key Personnel		19

	8.3	Limited Ongoing Support to Evolent		19

	8.4	Access to Data and Information		19

	8.5	Access and Use of UPMC Data		19

	8.6	UPMC Service Locations		19

	8.7	Subcontractors		20

	8.8	Excused Performance		20

9.	INFORMATION TECHNOLOGY SYSTEMS			20

	9.1	UPMC IT Systems		20

		9.1.1	UPMC’s Responsibilities Regarding the IT Systems	20

		9.1.2	IT Systems Capabilities	21

		9.1.3	License	21

		9.1.4	Modifications to IT System Infrastructure	21

	9.2	Costs and Expenditures		21

	9.3	IT Security and Operations		21

		9.3.1	Data Safeguards	22

		9.3.2	Data Availability and Disaster Recovery Plan	22

		9.3.3	Host Servers	22

		9.3.4	Information Technology Practices	22

10.	TERM AND RENEWAL			23

	10.1	Initial Term		23

	10.2	Renewal Term		23

11.	COVENANTS			23

	11.1	Covenant Not to Solicit or Compete		23

		11.1.1	Non-Solicitation or Hiring	24

		11.1.2	Evolent Non-Competition Scope and Duration	24

	11.2	Exceptions		24

		11.2.1	Permitted Non-Exclusive Rights	24

		11.2.2	Acquisition of Entity in UPMC Territory	25

	11.3	Evolent Clients and Evolent Top Prospects		25

		11.3.1	Evolent Clients	25

		11.3.2	Evolent Top Prospects	25

		11.3.3	UPMC Restrictive Covenant	26

		11.3.4	Expiration of UPMC Restrictions	26

12.	CONFIDENTIALITY AND PHI			26

	12.1	Confidential Information		26

	12.2	Non-Disclosure		26

	12.3	Unauthorized Acts		27

	12.4	HIPAA Agreements		27

	12.5	Residuals		27

	12.6	Injunctive Relief		27

13.	PROPRIETARY RIGHTS			27

	13.1	Intellectual Property Rights of the Parties		28

	13.2	Evolent Client Materials		28

14.	AUDITS AND RECORD RETENTION			28

	14.1	Operational and Compliance Audits		28

	14.2	Financial Audits		29

	14.3	Audit Support		30

	14.4	Payment for Inaccurately Paid Claims		30

	14.5	Record Retention		30

15.	WARRANTIES			31

	15.1	Authority/No Conflict		31

	15.2	Services		31

	15.3	Non-Infringement		31

	15.4	Compliance with Laws/Approvals		31

	15.5	Limitations of Warranty		31

16.	INDEMNIFICATION			32

	16.1	IP Indemnification		32

	16.2	General Indemnification		32

		16.2.1	UPMC’s Indemnification	32

		16.2.2	Evolent’s Indemnification	32

	16.3	Indemnification Procedure		33

		16.3.1	Notice of Claim	33

		16.3.2	Process	33

v

17.	LIMITS OF LIABILITY AND INSURANCE			33

	17.1	Limitation of Liability		33

	17.2	Exceptions to Limitation of Liability		34

	17.3	Exceptions to Cap on Liability		34

	17.4	Insurance		34

18.	TERMINATION			34

	18.1	[Intentionally Omitted]		34

	18.2	Termination for Cause by Evolent		34

	18.3	Termination for Cause by UPMC		35

	18.4	Termination Assistance Services		35

	18.5	Return of Property		35

	18.6	Survival		35

19.	GOVERNANCE			35

	19.1	BPO Steering Committee		35

		19.1.1	BPO Steering Committee Formation	35

		19.1.2	BPO Steering Committee Responsibilities	36

	19.2	Information Technology Working Group		36

	19.3	Procedures Manuals		36

		19.3.1	Inventory, Development of Procedures Manuals	36

		19.3.2	Change Control Notification	36

		19.3.3	Conflict with Agreement	37

20.	ESCALATION; DISPUTE RESOLUTION			37

	20.1	First Level Performance Review		37

	20.2	Executive Level Performance Review		37

	20.3	Arbitration		37

	20.4	Continued Performance		38

	20.5	Equitable Relief		39

21.	MISCELLANEOUS PROVISIONS			39

	21.1	Good Faith and Mutual Agreement		39

	21.2	Independent Contractor		39

	21.3	Assignability		39

	21.4	Governing Law and Jurisdiction		39

	21.5	Force Majeure		39

	21.6	Entire Agreement		40

	21.7	Cumulative Remedies		40

	21.8	No Third Party Beneficiaries		40

	21.9	Headings		40

21.10	Binding Effect	40

21.11	Expenses	40

21.12	Notices	40

21.13	Press Releases	41

21.14	Use of Trademarks	41

21.15	Severability	42

21.16	Waiver	42

21.17	Counterparts	42

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A	METHODOLOGY FOR DETERMINING MINIMUM REVENUE**
EXHIBIT B	TEMPLATE STATEMENT OF WORK
EXHIBIT C	HIPAA AGREEMENT

SCHEDULE 1	UPMC SERVICES
SCHEDULE 2	[RESERVED]
SCHEDULE 3	[RESERVED]
SCHEDULE 4	UPMC DATA AND INFORMATION**
SCHEDULE 5	TERMINATION ASSISTANCE SERVICES
SCHEDULE 6	INSURANCE
SCHEDULE 7	RESTRICTED COMPANIES
SCHEDULE 8	SERVICE LEVEL MATRIX

**	Intentionally omitted because the exhibit or schedule does not exist.

SECOND AMENDED AND RESTATED RESELLER, SERVICES AND NON-COMPETITION AGREEMENT BETWEEN UPMC HEALTH PLAN, INC. AND EVOLENT HEALTH, INC.

THIS SECOND AMENDED AND RESTATED RESELLER, SERVICES, AND NON-COMPETITION AGREEMENT (the “Agreement”) is made and entered into effective as of June 27, 2013 (the “Effective Date”), by and between UPMC Health Plan, Inc., a Pennsylvania nonprofit corporation (“UPMC”) and Evolent Health, Inc., a Delaware corporation (“Evolent”) (each a “Party”, collectively, “Parties”).

RECITALS

WHEREAS, UPMC’s parent is a party to a certain Master Agreement (the “Master Agreement”) with The Advisory Board Company (“ABCO”) whereby UPMC and ABCO agreed to contribute to the formation and the operation of Evolent;

WHEREAS, as of the closing date of the Master Agreement (the “Closing Date”), UPMC and ABCO each agreed to enter into certain agreements with Evolent in furtherance of such Master Agreement including without limitation that certain “Reseller, Services and Non-Competition Agreement” (the “Original UPMC Reseller Agreement”) and an “Addendum for Administrative Services Outsourcing” (the “Original TPA Addendum”), both effective as of the Closing Date and with respect to certain reseller, referral and non-competition rights and obligations;

WHEREAS, the Parties terminated the Original UPMC Reseller Agreement and Original TPA Addendum effective as of September 1, 2012 and amended, restated and combined their respective rights and obligations as set forth in the Original UPMC Reseller Agreement and Original TPA Addendum in that certain “Amended and Restated Reseller, Services and Non-Competition Agreement” effective as of September 1, 2012 (the “First Amended and Restated Reseller Agreement”); and

WHEREAS, the Parties now intend to terminate the First Amended and Restated Reseller Agreement effective as of Effective Date set forth above and amend and restate their respective rights and obligations as set forth in that First Amended and Restated Reseller Agreement in this Agreement.

NOW, THEREFORE, in consideration of the above recitals, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS. For purposes of this Agreement:

1.1 “Active Sales Process”, with respect to any Person as of any date on which Evolent proposes to add such Person to the list of Evolent Top Prospects, means such Person (a) is not an Evolent Client as of such date and (b) either (i) has purchased Restricted Products and Services from UPMC prior to such date or (b) was engaged in active discussions with UPMC about acquiring Restricted Products and Services (including, but not limited to, a review of the applicable offering of Restricted Products and Services) as of such date.

1.2 “Affiliate” means any Person that Controls, is Controlled by, or is in common Control with, another Person.

1.3 “Approved Entity” means (a) health systems, (b) physician groups, (c) physician groups or health systems that own or Control health insurance companies or health plans, (d) physician groups or health systems that are owned or Controlled by health insurance companies or health plans; and/or (e) entities that are health insurance companies that are not Restricted Companies, or health plans that are not Restricted Companies. For the avoidance of doubt, “Approved Entities” do not include any Restricted Companies.

1.4 “BAA” means a Business Associates Agreement between a business associate and a covered entity that complies with HIPAA.

1.5 “BPO Steering Committee” shall have the meaning set forth in Section 19.1.1 below

1.6 “Change of Control” with respect to any entity means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the subject entity, the entity’s shares representing more than fifty percent (50%) of the outstanding voting power of such entity.

1.7 “Confidential Information” means any and all technical and non- technical information, whether conveyed verbally, in writing, electronically or by any other means, including, but not limited to, trade secrets, source code, technology, know-how and proprietary information, techniques, plans or any other information relating to any research project, analysis, work in process, future development, scientific, engineering, marketing or business plans or financial, contractual or personnel matters relating to either Party or its present or future products, services, sales, suppliers, identity of and information relating to customers and prospective customers, customer or prospect list, prospective employees, investors or affiliates or other proprietary information disclosed or otherwise supplied in confidence by either Party to the other, including information provided pursuant to this Agreement by each Party to the other Party that is marked “confidential” or “proprietary” or that should be reasonably understood by the Receiving Party (based on the nature of the information or the context in which the information is disclosed) should be considered confidential. Confidential Information will not include information to the extent that: (a) such information is or becomes publicly available other than through any act or omission of either Party in breach of this Agreement; (b) such information was received by the Receiving Party, other than under an obligation of confidentiality, from a third party who had no obligation of confidentiality to the other Party; (c) such information was in the possession of the Receiving Party at the time of the disclosure or was independently developed by the Receiving Party, as reflected by the Receiving Party’s internal, written and dated documentation; or (d) an applicable regulation, court order or other legal process requires the disclosure of such information, provided that prior to such disclosure the Disclosing Party will give notice to the other Party so that the other Party may take reasonable steps to oppose or limit such disclosure, and that the Disclosing Party does not disclose any more information than necessary to comply with such legal process. The burden of proof that Confidential Information falls into any one of the above exemptions will be borne by the Party claiming such exemption with documentation and other credible evidence.

1.8 “Control” as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person or entity, whether through the ownership of voting securities, by agreement or otherwise.

1.9 “Covered Member” means all persons who have health care insurance coverage through an Evolent Client or whose health care coverage is administered by Evolent. For purposes of the administrative or any other applicable charges, Covered Members may be categorized by type of coverage (membership categories), such as Individual, Individual and Child, Individual and Adult, or Family.

1.10 “Disclosing Party” means a Party that provides Confidential Information to the other Party, or the other Party’s Affiliates.

1.11 “Evolent Client Agreement” has the meaning set forth in Section 4.7.4.

1.12 “Evolent Client Policies” has the meaning specified in Section 4.8.

1.13 “Evolent Clients” mean entities that have signed an implementation or longterm services agreement with Evolent. For avoidance of doubt, during the Restriction Period, Evolent Clients cannot include Restricted Companies; and during the Territorial Restriction Period, Evolent Clients may not include any Person in the UPMC Territory (except as expressly permitted in this Agreement).

1.14 “Evolent Service Locations” means those locations from which Services will be provided which are owned, leased or under the control of Evolent.

1.15 “Evolent Top Prospects” means as of any date, up to twenty (20) potential Evolent customers in the Evolent sales pipeline identified by Evolent that are not Evolent Clients as of such date and (a) are engaged in active discussions with Evolent regarding purchasing Evolent products and services and/or (b) are under a current contract with Evolent for Blueprint Services (as defined in Section 1.35 (below) or other services that do not constitute implementation or long-term services; provided, however, that (i) the list of such potential Evolent customers may be updated by Evolent on a quarterly basis, and UPMC shall have the opportunity upon receipt of each such quarterly update to notify Evolent if any of the Persons added to such list are in an Active Sales Process with UPMC and shall therefore be removed from such list, and (ii) no Person shall remain on the list of Evolent Top Prospects for more than (x) twelve (12) consecutive months, in the case of potential Evolent customers without a signed agreement with Evolent, or (y) twenty-four (24) consecutive months, in the case of potential Evolent Clients that signed an agreement for Blueprint Services with Evolent before or within twelve (12) months of being added to the list of Evolent Top Prospects.

1.16 “Evolent Top Prospect List” has the meaning ascribed to such term in Section 11.3.2.

1.17 “Expanded Territory” means anywhere in the United States (including the UPMC Territory).

1.18 “Federal Exclusion” has the meaning specified in Section 4.9.2.

1.19 “Governmental Authority” means any federal, state, municipal, local, territorial, or other governmental department, regulatory authority, judicial or administrative body, whether domestic, foreign or international.

1.20 “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

1.21 “HIPAA Agreement” means an agreement between (a) a business associate to a covered entity or a subcontractor to the business associate and (b) a subcontractor to the business associate or another subcontractor that addresses applicable and appropriate flow-down or pass-through requirements from the business associate’s BAA in compliance with HIPAA.

1.22 “HP License” shall mean the Amended and Restated HealthPlaNet Technology License Agreement entered into contemporaneously with this Agreement.

1.23 “IT System” shall mean a comprehensive, computerized information technology (“IT”) system created by UPMC which is part of, or used in the provision of the UPMC Services, as further defined in Article 9 below.

1.24 “Law” means all international, federal, country, state, provincial, local and other laws, rules and regulations, declaration, decree, directive, legislative enactment, order, code, ordinance, regulation, rule or other binding restriction of or by any Governmental Authority, as the same are promulgated, supplemented or amended from time to time.

1.25 “Loss” individually, and collectively, “Losses” means all claims, liabilities, obligations, losses, costs, expenses (including, without limitation, legal, accounting and similar expenses), litigation, proceedings, fines, taxes, levies, imposts, duties, deficiencies, assessments, charges, penalties, allegations, demands, damages (including, but not limited to, actual, punitive or consequential, foreseen or unforeseen, known or unknown, fixed or contingent, and matured or unmatured), civil and criminal violations of law, settlements and judgments of any kind or nature whatsoever.

1.26 “Key Personnel” has the meaning set forth in Section 8.2

1.27 “Malicious Files” has the meaning set forth in Section 9.3.4.

1.28 “Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, joint venture, unincorporated organization, governmental, judicial or regulatory body, business unit, division or any other business entity, organization or Governmental Authority.

1.29 “Management Fees” means the fees payable to UPMC by Evolent for performance of the UPMC Services as set forth in each applicable SOW.

1.30 “PHI” means information defined as “Protected Health Information” in 45 CFR §160.103.

1.31 “Procedures Manual” shall have the meaning set forth in Section 19.3.1.

1.32 “Providers” shall mean all individual and institutional providers of health care services, facilities and supplies, including but not limited to, doctors of medicine, doctors of osteopathy, podiatrists, chiropractors, pharmacists, hospitals, dentists and optometrists.

1.33 “Receiving Party” means a Party that receives Confidential Information from the other Party or the other Party’s Affiliates.

1.34 “Restricted Companies” means those entities listed on Schedule 7 (Restricted Companies).

1.35 “Restricted Products and Services” means (a) care management services including, but not limited to, traditional disease management services, direct patient outreach and other service-based care management offerings (e.g., readmissions management teams, nurse call centers, on-site care management teams); (b) care management workflow software designed for and used by provider-owned payor organizations or other entities intending to conduct active care management campaigns targeted at managing population health/longitudinal outcomes (i.e, solutions that are the same or substantially similar to (i.e. functionality that is redundant in substantial and material respects with) HealthPlaNet) (c) services primarily intended to support cost reduction and benefit changes for health system employees; (d) consulting services comparable and competitive with blueprint consulting services offered by Evolent as of the Effective Date (“Blueprint Services”), (e) Exclusive TPA Services or (f) Crimson Care Registry products. For the avoidance of doubt, Restricted Products and Services does not include behavioral health-related services or software (e.g., Askesis Development Group software), services similar to those offered by UPMC WorkPartners (e.g., “Take-a-Healthy-Step” or similar health and wellness programs, occupational medicine, on-site clinic implementation and administration, employee assistance services, absence management or workers’ compensation services), or software or solutions similar to those offered by EBenefits Solutions, LLC.

1.36 “Restriction Period” shall be the period commencing on the Effective Date and expiring on the earlier to occur of (a) a Change of Control in Evolent by a “Permitted Acquirer” and (b) August 31__, 2021.

1.37 “Service Levels” and “SLA” has the meaning set forth in Section 6.1.

1.38 “Service Level Breach” means failure of UPMC to satisfy the Service Levels set forth in each applicable SOW in the manner described therein.

1.39 “Service Level Commencement Date” means the date for each Service Level as specified in each applicable SOW that UPMC shall be accountable for performance of the UPMC Services in compliance with the applicable Service Levels and be liable for Service Level Credits for Service Level Breach.

1.40 “Service Level Credits” are credits to be applied against Management Fees corresponding with failures to meet the Service Levels or as otherwise mutually agreed upon between the Parties in a Statement of Work.

1.41 “Service Locations” means UPMC Service Locations and Evolent Service Locations.

1.42 “SOW Effective Date” has the meaning specified in Section 4.7.3.

1.43 “SOW Term” has the meaning specified in Section 4.7.3.

1.44 “SOW Termination Assistance Period” has the meaning specified in Schedule 5 (Termination Assistance Services).

1.45 “Statement of Work” or “SOW” means an agreement by and between UPMC and Evolent substantially in the form of Exhibit B (Template Statement of Work) that contains the detailed description of Services, specifications, pricing, implementation plan, timetables, milestones, and other terms and conditions for each procurement of Services, to be provided by UPMC to an Evolent Client and any other mutually-agreed additional terms and conditions applicable thereto.

1.46 “Subcontractors” has the meaning specified in Section 8.7.

1.47 “Term” has the meaning set forth in Section 10.2.

1.48 “Termination Assistance Services” has the meaning specified in Schedule 5 (Termination Assistance Services).

1.49 “Territorial Restriction Period” shall mean the period commencing on the Effective Date and expiring on the earlier to occur of (a) a Change of Control in Evolent by a “Permitted Acquirer” and (b) August 31, 2046.

1.50 “Territory” means anywhere in the United States, excluding the UPMC Territory.

1.51 “Trademarks” means trade names, trademarks, service marks, logos, domain names and any other source-identifying marks, or combinations thereof (registered and unregistered), including the marks used by UPMC in conjunction with the HealthPlaNet software and the Licensed IP, listed in Schedule 5 of the Amended and Restated Intellectual Property License and Development Services Agreement Between UPMC and Evolent entered into contemporaneously with the Original Reseller Agreement;

1.52 “UPMC Services” has the meaning set forth in Section 2.1(a).

1.53 “UPMC Service Locations” means those locations throughout the world from which Services will be provided that are owned, leased or under the control of UPMC, its Affiliates, or Subcontractors.

1.54 “UPMC Territory” shall mean the geographic areas within: (a) the Commonwealth of Pennsylvania; (b) a 20 mile radius of the city limits of Buffalo, New York; (c) a 20 mile radius of the city limits of Cleveland, Ohio; and (d) the entities listed on Exhibit B2 to the HP License located in the following counties in Eastern Ohio: Ashtabula, Athens, Belmont, Carroll, Columbiana, Coshocton, Cuyahoga, Gallia, Geauga, Guernsey, Harrison, Holmes, Jefferson, Lake, Lawrence, Lorain, Mahoning, Medina, Meigs, Monroe, Morgan, Muskingum, Noble, Perry, Portage, Stark, Summit, Trumbull, Tuscarawas, Washington, and Wayne.

2.	APPOINTMENT OF EVOLENT AS NON-EXCLUSIVE RESELLER.

2.1 Non-Exclusive Reseller: UPMC hereby appoints Evolent as the non-exclusive reseller of those certain UPMC Services as listed on Schedule 1, including Exclusive TPA Services (as defined in Section 4.2), to be provided by UPMC directly or through an Affiliate (“UPMC Services”) to entities as follows:

(a) to Approved Entities in the Territory during the Territorial Restriction Period and thereafter in the Expanded Territory;

(b) to the entities in the Restricted Companies category and to other Persons that would be potential customers for the products or services then being offered by Evolent all within the Territory in the time period after the expiration of the Restriction Period but prior to the expiration of the Territorial Restriction Period and then, to such entities within the Expanded Territory after the expiration of the Territorial Restriction Period; and

(c) to employers (other than health systems, physician groups, health plans, health systems that own health plans), beneficiaries of health plans, insurance companies, including non-provider employers, or Persons that would be potential customers for the UPMC Services, as long as any such employer, insurance company or other entity is not in the UPMC Territory (during the Territorial Restriction Period) or in the Restricted Companies category during the Restriction Period.

2.2 Designation of Relationship Managers: In order to support the launch and ongoing success of the reseller relationship between UPMC and Evolent, each Party agrees to designate an individual who will serve as the primary liaison and “go to” contact and relationship manager for such Party (“Relationship Manager”). In the case of Evolent, Evolent shall designate a senior level individual as its Relationship Manager. In the case of UPMC, UPMC may designate non-senior level individuals to serve as its Relationship Manager. Each Party’s Relationship Manager’s role and responsibilities would include: (a) facilitating day-to-day communications between the Parties regarding customer-facing activities, such as, marketing, promotional and sales activities; preparing and submitting bids, proposals, responses to Requests for Proposals (“RFPs”), fee estimates, Statements of Work and project plans; (b) receiving and submitting requests between the Parties for information and/or assistance; (c) overseeing the efficient knowledge transfer and flow of information between the Parties, including between Evolent and members of the UPMC Leadership; (d) facilitating communications between the appropriate individuals within Evolent and UPMC, with respect to product and service offering development; and (e) providing the first level of performance review or escalation in the event of a Dispute as provided in Article 20. The Relationship Managers will meet regularly, but no less frequently than monthly, as reasonably necessary, to maintain a good working relationship between the Parties. Each Party may change its Relationship Manager by giving the other Party reasonable notice as long as the change is implemented in a manner that does not cause any significant disruption to each Party’s business operations and business relationship. To aid the Parties in sales and service resource planning, Evolent’s Relationship Manager shall provide UPMC’s Relationship Manager with written reports on a monthly basis, or on such other timetable as both Parties’ Relationship Managers agree, concerning Evolent’s sales pipeline, orders in progress, future orders, customer information and feedback, and such other matters pertaining to UPMC Services as UPMC may reasonably request.

2.3 Best Efforts: It is the Parties’ mutual intent and desire for Evolent to be able to effectively promote, market and sell the UPMC Services as top tier, “Best in Class” and priced competitively, and UPMC as a preferred vendor of such services and the exclusive vendor of the Exclusive TPA Services. Accordingly, Evolent agrees to use its Best Efforts to promote, market and sell the UPMC Services, including without limitation the Exclusive TPA Services as priced in Schedule 1. “Best efforts” shall mean, among other things and, as appropriate in any particular circumstance, inviting the appropriate UPMC personnel to participate in sales discussions with prospective customers at the appropriate stage. For the sake of clarity, Evolent agrees and acknowledges that nothing in this Agreement, including without limitation this Section 2.3, shall operate to limit, or be deemed to limit or excuse, Evolent’s continued, ongoing compliance with its obligations with respect to Exclusive TPA Services as set forth in Sections 4.2.1 and 11.1.2 below. UPMC acknowledges and agrees that the ultimate success or failure of the Parties to enter into agreements with customers for UPMC Services, including Exclusive TPA Services, is contingent upon UPMC’s fulfillment of its obligations under this Agreement.

2.4 Reservation of Rights: Except as set forth in Sections 4.2.1 and 11.1.2 below, Evolent’s obligation under Section 2.3, and appointment as a non-exclusive reseller does not preclude Evolent from itself, developing, acquiring or offering any services directly to its customers. Likewise, except as expressly set forth in Article 11, nothing in this Agreement shall preclude, or otherwise be deemed to restrict or prohibit UPMC from the use and/or provision of UPMC Services for internal use of UPMC and/or UPMC’s Affiliates or preclude UPMC from providing services to any third parties inside or outside the UPMC Territory, directly or indirectly at any time during this Agreement, or after the termination or expiration of this Agreement.

2.5 Expiration of the Restriction Period:

2.5.1 For the avoidance of doubt, the restrictions imposed on Evolent under this Agreement with respect to its interactions with entities within the UPMC Territory and with Restricted Companies shall expire and will no longer apply upon the expiration of the Territorial Restriction Period and the Restriction Period, respectively.

2.5.2 Notwithstanding Section 2.5.1 above, or any other provision of this Agreement, UPMC shall have sole discretion over whether or not it shall enter into a Statement of Work involving a Restricted Company, whether before or after the Restriction Period.

3.	TRIGGERS FOR EQUITY ADJUSTMENT.

3.1 Equity Adjustment: In the event the cumulative Revenue recognized by UPMC (“Cumulative UPMC Revenue”) during the forty-eight (48) month period commencing as of August 31, 2011 and ending August 31, 2015 (the “Measurement Period”) is less than [***] (the “Minimum Equity Adjustment Revenue Threshold”), including in the calculation of Cumulative UPMC Revenue any Shortfall payments made pursuant to Section 3.4 of the Original UPMC Reseller Agreement and/or the First Amended and Restated Reseller Agreement, then Evolent shall, within thirty (30) days following the close of the Measurement Period, issue to UPMC 250,000 shares of its common stock (the “Maximum Adjustment Shares”). In the event that Cumulative UPMC Revenue during the Measurement Period is between the Minimum Equity Adjustment Revenue Threshold and [***] (the “Maximum Equity Adjustment Revenue Threshold”), then the Company shall, within thirty (30) days following the close of the Measurement Period, issue to UPMC such number of the Maximum Adjustment Shares as is determined by the following formula:

[(A – B) / (A—C))] * D

Where:

A equals the Maximum Equity Adjustment Revenue Threshold;

B equals the Cumulative UPMC Revenue;

C equals the Minimum Equity Adjustment Revenue Threshold; and

D equals the number of Maximum Adjustment Shares;

provided, that in no event shall the number of shares issued hereunder exceed the Maximum Adjustment Shares (as adjusted for stock splits, stock dividends, combinations, and the like).

3.2 As used herein, “Revenue” is comprised of all revenue actually received by UPMC generated by or attributable to the efforts of Evolent in connection with the marketing, promotion and sale activities relating to all the UPMC Services and any additionally Available Services, as calculated during the Measurement Period.

4.	UPMC SERVICES.

4.1 UPMC Services:

4.1.1 General: In each SOW, Evolent may designate any services listed on Schedule 1 (UPMC Services) to be delivered by UPMC to the designated Evolent Client pursuant to the terms of this Agreement and each applicable SOW.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4.1.2 Additional Services: In each SOW, the Parties may mutually agree upon ancillary, changed, new and other additional services to be provided by UPMC to the Evolent Client.

4.2 Exclusive TPA Services:, UPMC shall have the exclusive right, i.e., exclusive as to Evolent and to other TPA Service vendors and providers, to provide certain services as generally described in this Section 4.2 (the “Exclusive TPA Services”) to Evolent, for resale by Evolent to its customers. The Exclusive TPA Services are as set forth on Schedule 1.

4.2.1 Best Efforts: Without limiting any of Evolent’s other obligations under this Agreement, Evolent will use its Best Efforts (as described in Section 2.3 above) to engage Evolent customers to obtain Exclusive TPA Services from UPMC hereunder. Subject to Evolent’s ongoing compliance with its obligations under this Section 4.2.1 and 11.1.2 below, UPMC acknowledges that, despite Evolent’s Best Efforts, Evolent’s customers may ultimately, at the customer’s own discretion, elect to obtain Exclusive TPA Services through Evolent or through other sources. Notwithstanding the foregoing, when an Evolent Client elects to purchase or obtain Exclusive TPA Services from Evolent, UPMC shall be the exclusive provider of such services, and Evolent shall not in-source or directly or indirectly, steer or otherwise encourage Evolent customers to obtain Exclusive TPA Services from any party other than UPMC. Evolent agrees and acknowledges that, except as expressly provided on Schedule 1, the Exclusive TPA Services may not be unbundled or disaggregated.

4.3 Pharmacy Benefit Management Services: UPMC agrees to make available to Evolent and Evolent Clients, the Pharmacy Benefit Management Services (“PBM Services”) as set forth on Schedule 1, subject to the restrictions and pricing set forth therein. The Parties expressly understand and agree that the services and pricing on Schedule 1 are effective through December 31, 2014. Evolent must provide notice to UPMC on or before February 1, 2014 (the “Notice Date”) of Evolent’s or any Evolent Client’s desire not to utilize UPMC for PBM Services. All Evolent Clients electing to receive PBM Services after the Notice Date must agree to minimum three-year terms with respect to those PBM Services.

4.4 Changing Nature of Services: During the Agreement Term, the Parties will evaluate new service lines, improvements that may enhance the Services, or other changes to the Services. Either Party may propose such changes in accordance with the Change Control procedures.

4.5 New Services: Evolent shall provide notice to UPMC and permit UPMC a reasonable opportunity to bid on consulting or other additional services that are outside the scope of the then-current list of UPMC Services (“New Services”) by providing UPMC with a detailed written document substantially similar to the requirements Evolent may distribute to other third party service providers identifying such New Services. Any agreement of the Parties with respect to such New Services will be separately specified in the Parties’ Master Services Agreement, new Statements of Work, Project Work Orders or Change Orders, which will include such matters as project scope, staffing, schedule, deliverables, fees and financial terms, acceptance and applicable Evolent responsibilities.

4.6 Additional Services: If during the Term UPMC develops or decides to offer for sale any new or additional products or services offerings that may be suitable for potential customers (“Additional Services”), UPMC agrees that Evolent may be granted the right, on a non-exclusive basis, to resell such Additional Services. UPMC shall notify Evolent in writing of such Additional Services and Evolent shall notify UPMC in writing whether or not it wishes to pursue a potential reseller arrangement for the Additional Services.

4.7 Statements of Work:

4.7.1 Throughout the Term, Evolent shall offer to UPMC Statements of Work designating specific UPMC Services to be provided by UPMC, directly or through a UPMC Affiliate, to Evolent Clients. Any such Statements of Work shall be substantially in the form set forth in Exhibit B Template Statement of Work). Each Statement of Work is subject to UPMC’s acceptance at UPMC’s commercially reasonable discretion. Notwithstanding the designation by UPMC of an Affiliate to provide the UPMC Services, UPMC shall remain responsible and liable for the performance of all obligations relating to such UPMC Services.

4.7.2 The specific description, price, SLAs, and other project, service, and/or project/customer-specific terms for a particular service shall be set forth in the applicable Statement of Work. Each such Statement of Work or SOW shall be governed generally by the terms and conditions of this Agreement except to the extent the SOW provides terms specific to the particular transaction that are not contained in this Agreement in which case the SOW shall control. In the event of any other conflict between the terms of the SOW and the terms herein, the Agreement shall control except to the extent that the SOW specifically references the section in the Agreement and states that the SOW should supersede the term in this Agreement. With respect to any given Evolent Client, UPMC shall be responsible for, and liable, only for those UPMC Services, SLAs and other details set forth in applicable SOWs and in this Agreement. Evolent has the right to pass-through to each Evolent Client the warranties (including SLAs), liabilities and obligations provided by UPMC to Evolent, as long as such warranties, liabilities and obligations are not in excess of the warranties, liabilities/obligations expressly undertaken by UPMC.

4.7.3 Each SOW shall be governed by the terms and conditions set forth herein, but shall each be treated as a separate, divisible contract between the Parties governing the UPMC Services expressly specified in the SOW and other contractual obligations between the Parties for the relevant Evolent Client specified on the SOW. Each SOW shall become effective as of the date specified in each SOW (each, the “SOW Effective Date”). Subject to the terms and conditions governing termination of a SOW set forth in Article 18 below, the term, and any renewal options, of each SOW shall be specified in each SOW (each, the “SOW Term”).

4.7.4 Upon the termination or expiration of any agreement between Evolent and an Evolent Client (each, an “Evolent Client Agreement”) that includes UPMC Services covered by an SOW, such SOW shall terminate or expire, as applicable, automatically at the same time as the Evolent Client Agreement.

4.8 Compliance with Evolent Client Policies: Subject to the terms and conditions set forth in this Section 4.8, UPMC agrees that all UPMC Services provided under each SOW and all employees providing such UPMC Services shall be subject to and shall comply with applicable provisions of Evolent Clients’ policies and procedures as disclosed or reasonably made available to UPMC prior to the execution of each SOW (“Evolent Client Policies”). Evolent Clients may amend the applicable Evolent Client Polices from time to time during the applicable SOW Term through the Change Control Process and UPMC shall comply with the changed Evolent Client Policies. To the extent UPMC’s compliance with changed Evolent Client Policies under a SOW are reasonably expected to create a material incremental cost for UPMC, UPMC shall be entitled to have such costs reflected in Change Order. UPMC’s obligations with respect to any Evolent Client Policy, including any amendments thereto, shall be subject to UPMC’s right to reject Evolent Client Policies that are inconsistent with UPMC’s legal interpretation of applicable law. UPMC shall have no obligation to consider or comply with a particular Evolent Client Policy, or amendment thereto, unless Evolent provides to UPMC a written copy of such Evolent Client Policy, or amendment, with sufficient advanced notice so as to provide UPMC, using commercially reasonable efforts, the opportunity to review, consider, discuss and comment on such Evolent Client Policy. Evolent shall make the Evolent Client Policies reasonably available to UPMC through electronic means or such other means that Evolent makes them available to its own employees. UPMC shall promptly inform Evolent if UPMC becomes aware of any conduct that violates the Evolent Client Policies.

4.9 Legal and Regulatory Compliance:

4.9.1 UPMC shall provide the UPMC Services (including without limitation the related IT Systems) in compliance with applicable laws, rules, regulations, and guidelines issued by regulatory agencies, as well as applicable accreditation standards. UPMC shall obtain and maintain, throughout the Term all necessary approvals, licenses, permits (including a third party administrator license if such is required in a specific state where an Evolent Client is being served), consents and other forms of documentation required in order to materially comply with all Laws that may be applicable to performance of the UPMC Services. In addition, without limiting anything else in this Agreement, UPMC shall provide the UPMC Services to enable Evolent to remain at all times in compliance with all applicable federal, state and local laws and regulations, and all applicable accreditation standards; provided, however, that UPMC shall not be responsible for any actions, or failures to act, by Evolent personnel or contractors that cause Evolent to not be or remain in such compliance. UPMC shall cause any Subcontractors to obtain and maintain, at no cost to Evolent or Evolent Clients, all approvals, permissions, permits, licenses, and other forms of documentation required in order to comply with all Laws that may be applicable to performance of the UPMC Services. Evolent shall have the right to reasonably request and review all such permits and licenses prior to the commencement of any UPMC Services hereunder. Without limiting anything else in this Agreement, UPMC shall provide Evolent a written attestation, upon request, to verify the accuracy of any information within the purview of UPMC relating to the UPMC Services with respect to which Evolent may be required to certify to an applicable federal or state agency.

4.9.2 UPMC represents that neither it nor its owners, directors, officers or employees are excluded from participation in any federal health care programs, as defined under 42.U.S.C.§1320a-7b(f), or any state’s Medicaid program (“Federal Exclusion”), and to UPMC’s knowledge, there are no pending governmental investigations that may lead to such exclusion. UPMC agrees to promptly notify Evolent of the commencement of any such exclusion or investigation of UPMC, its owners or employees. In the event any employee of UPMC is or becomes subject to Federal Exclusion, UPMC shall promptly remove such employee from providing any UPMC Services under the applicable SOW.

4.10 UPMC’s Material Contracts and Facilities/Systems: Consistent with UPMC’s obligations to provide the UPMC Services, UPMC shall take any and all necessary steps, including, without limitation, the making of reasonable capital expenditures, to maintain in force and effect any licenses, leases, or other contracts reasonably necessary for UPMC to perform the UPMC Services (“Material Contracts”). In the event that a Material Contract is terminated, enjoined, or otherwise inoperative, UPMC shall itself provide the particular services or systems at issue or use commercially reasonable efforts to enter into a new Material Contract with a new replacement vendor for purposes of providing the particular services or systems at issue.

4.11 Payment of Fine: If UPMC is responsible for payment of a fine or penalty assessed against Evolent due to the intentional misconduct or negligent act or omission of UPMC personnel, UPMC shall, with the written approval of Evolent, have the right to contest, by appropriate legal proceedings in the name of and on behalf of Evolent, the facts underlying the fine or the penalty and the validity or application of any law, ordinance, rule, ruling, regulation, order or requirement of any governmental authority having jurisdiction over the operation of Evolent. Evolent, after giving its written approval, shall cooperate with UPMC with regard to the contest. UPMC shall pay the reasonable attorneys’ fees, and all expenses and costs relating to the proceedings.

4.12 Exceptions: Without limiting any other provisions in the Agreement, and except as otherwise provided in Sections 4.2.1 above and Section 11.1.2 below, Evolent shall have the option of developing, acquiring from another source, and/or providing any UPMC Services (itself or through a third party), other than Exclusive TPA Services. Additionally, as to Exclusive TPA Services, Evolent shall have the option of acquiring from another source and/or providing (itself or through a third party) any Exclusive TPA Services for a particular Evolent Client (a) for which UPMC is not meeting the applicable Service Levels for that Evolent Client, provided that Evolent notifies UPMC in writing as soon as Evolent becomes aware that UPMC is not meeting the applicable Service Levels and affords UPMC a reasonable period of time to remedy the failure to meet the applicable Service Levels; or (b) who requires different or additional TPA capabilities or services, or suite of TPA services, which are not offered by UPMC and cannot otherwise be made available by UPMC within the reasonable timeframe required by the Evolent Client. In addition, if (i) Evolent requests that UPMC provide for an Evolent Client one or more of the Exclusive TPA Services, and (ii) UPMC is unwilling or unable to provide all of the Exclusive TPA Services requested by Evolent, then Evolent may, in its reasonable discretion, either (1) arrange for UPMC to provide to said Evolent Client those UPMC Services which UPMC is willing and able to provide in accordance with the terms hereof, or (2) release UPMC from the provision of UPMC Services to said Evolent Client, and acquire from another source, and/or provide (itself or through a third party) any or all of the UPMC Services (including Exclusive TPA Services) to be provided to said Evolent Client.

5.	PRICING.

5.1 Pricing Structure: The pricing and terms between Evolent and UPMC for (1) Exclusive TPA Services and (2) PBM Services are set forth on Schedule 1. Pricing expectations for Exclusive TPA Services and PBM Services will be subject to renegotiation between UPMC and Evolent following the expiration of their respective Pricing Periods as set forth in Schedule 1. In the event UPMC and Evolent are not able to agree on revised pricing consistent with competitive market pricing (“Competitive Market Pricing”) with respect to Exclusive TPA Services, a mutually acceptable third party shall be engaged to determine Competitive Market Pricing for Exclusive TPA Services. UPMC shall have the option to accept the Competitive Market Pricing as determined by the independent third party or waive its exclusive right to provide Exclusive TPA Services, thereby enabling Evolent to pursue other alternatives to provide (itself or through a third party) or to acquire from another source, any Exclusive TPA Services. In the event UPMC elects to proceed on the basis of the renegotiated pricing as described above such renegotiated terms will take effect for new Evolent Clients as of January 1, 2018 and will remain effective through December 31, 2022. With respect to all other UPMC Services hereunder, Evolent and UPMC shall comply with the fees provisions and other financial terms as specified in each applicable SOW.

5.2 Taxes:

5.2.1 For each SOW, each Party will be responsible for (i) any personal or real property taxes, fixed asset taxes and registration taxes on property it owns or leases (other than property subleased to the other Party), (ii) employment taxes of its own employees, and (iii) taxes based on its net income or gross receipts.

5.2.2 Evolent will be financially responsible for all taxes imposed on the UPMC Services by any taxing authority, which such taxes may be comprised of services, sales, use, excise, consumption, or taxes arising as a result of receipt of the UPMC Services. As requested by Evolent, UPMC will work with Evolent to efficiently manage and mitigate, as legally permissible, any applicable taxes, including the recovery of recoverable taxes.

5.2.3 Subject to each Party’s responsibility for its own taxes, the Parties will cooperate to reduce or mitigate taxes related to this Agreement and each SOW, and to segregate, if required, the fees into the following separate payment streams: (i) those for taxable UPMC Services, (ii) those for nontaxable UPMC Services, and (iii) reimbursable expenses. UPMC will not collect or include in its invoices any sales or use taxes for which Evolent has furnished a properly executed and valid exemption certificate or direct pay permit.

5.3 Payment Terms: Unless otherwise set forth in a particular SOW, the payment terms are as follows:

5.3.1 Timing of Payments. Except for fees subject to a good faith dispute under Section 5.3.2, for each Statement of Work, UPMC will submit an invoice to Evolent for fees that are due to UPMC on a monthly basis (or such other basis as specified in the SOW) and Evolent shall pay UPMC for such invoiced amounts within thirty (30) days after receipt of the invoice, unless otherwise agreed by the Parties in an SOW. In accordance with Section 5.3.2 below, for payable invoices disputed by Evolent, no interest will be assessed. The payment of UPMC’s invoices by Evolent shall not necessarily constitute acceptance of such

UPMC Services by Evolent or its customer, with Evolent reserving all rights thereto. If UPMC or Evolent discovers billing errors resulting in an overpayment by Evolent for the UPMC Services, UPMC shall promptly (but in any event within thirty (30) days of discovery) refund such amounts to Evolent.

5.3.2 Disputed Amounts. Evolent may withhold payment, without incurring any interest liability or being in breach of this Agreement, on all amounts disputed in good faith under this Agreement. Evolent shall notify UPMC of a dispute within ten (10) business days of the receipt of an invoice, and the Parties shall mutually agree and define a process to resolve the dispute within thirty (30) calendar days of the receipt a disputed invoice consistent with Article 20.

6.	SERVICE LEVELS.

6.1 General: Commencing upon each SOW Service Level Commencement Date, UPMC’s performance of the UPMC Services will meet or exceed each of the applicable service level standards identified in the applicable SOW (collectively, the “Service Levels” or “SLAs”) as of dates set forth therein. UPMC hereby agrees that, except as may be expressly set forth to the contrary in any SOW, the Service Level for the performance of the UPMC Services under any SOW shall at least meet the standards described in Schedule 8 attached hereto.

6.2 Reserved.

6.3 Periodic Review; Annual Improvement: On an annual basis during the SOW Term, the Parties will jointly review: (i) the then-current Service Levels; and (ii) any additional relevant internal and external information that may impact Service Levels and performance. The Service Levels may be adjusted, as mutually agreed through the Change Control procedures. As part of such review process, the Parties may jointly add, modify or delete Service Levels.

6.4 Service Level Credits: Except as may be otherwise expressly agreed hereunder or in an SOW, the Service Level Credits specified in an SOW shall be the sole and exclusive remedy for UPMC’s failure to meet Service Levels thereunder.

6.5 Service Levels for Exclusive TPA Services: Standard service levels for Exclusive TPA Services (the “TPA Service Levels”) are set forth on Schedule 8. The TPA Service Levels will be subject to renegotiation between UPMC and Evolent following the expiration of the Exclusive TPA Pricing Period as set forth on Schedule 1. In the event UPMC and Evolent are not able to agree on revised service levels, a mutually acceptable third party shall be engaged to determine competitive market service levels (“Competitive Market Service Levels”) for the Exclusive TPA Services. The parties agree that if they have contemporaneous disputes regarding Competitive Market Service Levels under this Section 6.5 and Competitive Market Pricing under Section 5.1, above, the same independent third party will be engaged to determine both the Competitive Market Pricing and Competitive Market Service Levels. UPMC shall have the option to accept the Competitive Market Service Levels as determined by the independent third party or to waive its exclusive right to provide Exclusive TPA Services, thereby enabling Evolent to pursue other alternatives to provide (itself or through a third party)

or to acquire from another source, any Exclusive TPA Services. In the event UPMC elects to proceed on the basis of the renegotiated TPA Service Levels as described above, such renegotiated terms will take effect for new Evolent Clients as of January 1, 2018 and will remain effective through December 31, 2022.

7.	CHANGE CONTROL PROCESS.

7.1 Ability to Request Change: From time to time during the Term, a Party may propose changes in or additions to the UPMC Services or other aspects of the Agreement or any Statement of Work (each, a “Change Order”). “Change Order(s)” means any change to Evolent’s business (including operations and strategy) or requirements or UPMC’s delivery that results in a change: (a) to the UPMC Services, project staff, software, systems or equipment used to provide the UPMC Services that may materially alter the functionality, technical environment or performance standards related to the UPMC Services or have a material impact on Evolent or a Evolent customer, or (b) to the manner in which the UPMC Services are delivered or received. If Evolent requests a Change Order with respect to the UPMC Services, UPMC and Evolent shall mutually agree on the impact of the Change Order on the UPMC Services and on the Fees. All Change Orders shall require the prior approval of Evolent’s and UPMC’s respective designated representatives, Evolent shall have no obligation to pay fees for any Change Order until so approved, and UPMC shall not be responsible or liable for services for any Change Order until so approved.

7.2 Changes Mandated by Law: Notwithstanding the foregoing, as to the implementation of a Change Order requested by Evolent that is required in order for Evolent or the UPMC Services to comply with applicable Law (a “Mandatory Change”), UPMC shall be obligated to undertake such Mandatory Changes as provided herein. To the extent such Mandatory Changes are required in order for the UPMC Services to be in compliance with Laws that apply to UPMC, such Mandatory Changes shall be made at no cost to Evolent. To the extent Change Orders for Mandatory Changes are not addressed by the preceding sentence and Change Orders for Mandatory Changes require material expenditure of money or resources by UPMC to complete, the Parties shall confer and mutually agree on the Change Order, including without limitation, the appropriate allocation of costs and expenses to implement such Mandatory Change. For the sake of clarity, the Parties acknowledge and agree that, where a Mandatory Change is not commercially feasible, UPMC shall have the right to withdraw and/or terminate the performance and availability of affected UPMC Services (including without limitation affected UPMC Services on pending and/or outstanding Statements of Work) so long as UPMC is doing so for all of its customers. Each Party shall cooperate with the other in reasonably evaluating any requested Change Order. Evolent shall have no obligation to pay fees for any Change Order until properly approved by authorized personnel at Evolent. Provided, however, Evolent shall have the right to provide the affected UPMC Services itself or engage a third party supplier to provide the UPMC Services, and deduct from the Minimum Revenue the amounts of: (a) any penalty paid to Evolent customers or deductions in price charged to customers, if any, resulting from UPMC’s terminating its performance on pending and/or outstanding Statements of Work; (b) the revenues paid by Evolent to a third party service provider brought in to replace UPMC associated with providing the affected UPMC Services; (c) the reasonable cost of obtaining a substitute supplier for such affected UPMC Services (if higher than the cost that was charged or would have been charged by UPMC for such affected UPMC Services); and (d) any other reasonable cost incurred by Evolent directly attributable to UPMC’s withdrawal or termination of the affected UPMC Services.

7.3 Change Control Process. Promptly following the Effective Date, the Parties shall develop and implement change control procedures (the “Change Control Process”) to address any Change Orders requested by a Party, which Change Control Process will be consistent with the process and governance structure set forth in the Governance Agreement.

8.	OBLIGATIONS OF UPMC.

8.1 Assignment and Management of Resources:

8.1.1 UPMC will provide the level of resources as reasonably required to meet its obligations under this Agreement and each SOW. UPMC will appoint and manage individuals with reasonably suitable training, experience, and skills to perform the particular type of services in accordance with the timetables and Service Levels as required by this Agreement and the particular SOW.

8.1.2 All persons providing Evolent or Evolent Clients with the UPMC Services shall be employees of UPMC, except for Subcontractors. All employees retained by UPMC to provide the UPMC Services shall be and remain UPMC employees and UPMC shall be solely responsible for the payment of all wages, fringe benefits, workers’ compensation and taxes associated with those employees.

8.1.3 UPMC shall be solely responsible for the hiring, maintenance, termination, and supervision of all employees and Subcontractors retained by UPMC to provide the UPMC Services, and all decisions regarding hiring, staffing levels, assignment, compensation, and termination of all such personnel shall be at the sole discretion of UPMC. UPMC agrees, represents and warrants that all personnel assigned to Evolent or otherwise working on the Evolent Client accounts shall be fully trained and qualified, as appropriate for the particular responsibilities and/or assignment(s) they are given for purposes of this Agreement, and shall perform their responsibilities in a professional, timely, and competent manner, in accordance with the reasonable standards of the industry, and in accordance with sound and acceptable professional practices and standards.

8.1.4 If Evolent reasonably believes that the performance or conduct of any UPMC employee is not in compliance with the provisions of this Agreement or an SOW, Evolent shall so notify UPMC and, if UPMC, in its reasonable discretion agrees with Evolent’s stated complaint(s), then UPMC shall address the performance or conduct of such person within no later than five (5) business days of such mutual agreement. If UPMC does not properly or timely address such performance or conduct as set forth immediately above in a manner reasonably satisfactory to Evolent, then at Evolent’s request, UPMC will remove such person from the applicable Evolent Client account within ten (10) business days, unless such removal would cause a material disruption to the UPMC Services, in which case the Parties shall agree on an orderly removal and replacement, and promptly provide another person with sufficient knowledge and expertise to perform the UPMC Services in accordance with this Agreement and applicable SOW. However, nothing in this Section shall in any way be deemed to create an employee-employer relationship between Evolent and such UPMC personnel, such being the sole right and responsibility of UPMC; further the foregoing shall not grant Evolent the right or allow Evolent the ability to terminate the employment of any UPMC employee, nor assume any responsibility or liability for the same.

8.1.5 Reserved.

8.1.6 Operations Liaison and IT Liaison.

(a) Upon the initiation of UPMC Services as described in this Agreement to an Evolent Client by UPMC, UPMC shall designate and appoint two of its employees, one to serve as a liaison to Evolent on all IT Systems and technical matters as necessary to effectively discharge the UPMC Services (the “IT Liaison”) and the other to serve as a liaison to Evolent on all operations and administration matters as necessary to effectively discharge the UPMC Services (the “Operations Liaison”). Each such liaison shall be a senior level person primarily dedicated to the performance of UPMC’s obligations under this Agreement and each applicable SOW and have the authority to oversee and make decisions relating to UPMC’s performance of its obligations under this Agreement and each applicable SOW in their respective areas of expertise. Before assigning an individual as either the IT Liaison or the Operations Liaison, UPMC shall notify Evolent of the proposed personnel, introduce the individual(s) to appropriate Evolent representatives, and provide Evolent with a resume and other relevant information about the individual(s) as reasonably requested by Evolent. If Evolent in good faith objects to the proposed assignment, the Parties shall attempt to resolve Evolent’s concerns on a mutually agreeable basis.

(b) The IT Liaison and/or Operations Liaison shall be deemed Key Personnel under each SOW.

(c) If Evolent determines with reasonable cause that the performance of the IT or Operations Liaison is not adequate, Evolent, by written notice, may request that UPMC replace such person(s), and after good faith consideration and investigation UPMC shall not unreasonably refuse to comply with such request; provided, however, that nothing in this paragraph shall prevent UPMC from performing its usual and customary rights and responsibilities in employing such personnel and in carrying out its management responsibilities and/or reviewing, reprimanding, and/or terminating any UPMC employee or agent of UPMC.

8.1.7 UPMC Leads.

(a) Upon the execution of this Agreement, UPMC shall assign personnel who shall act as “Leads” for applications and UPMC Services specified by Evolent. “Leads” shall mean those UPMC personnel who will act as the principal interface(s) with the Evolent staff, ensuring that all Evolent issues, problems and concerns are promptly and adequately addressed and communicated to the Evolent Relationship Manager.

(b) Any Lead under subsection (a) above and who devotes a substantial amount of his or her time providing the UPMC Services shall be deemed Key Personnel.

8.2 Key Personnel: Certain personnel of UPMC (whether identified by name or position) are important to the continuity of the delivery of the UPMC Services and may be expressly and specifically designated in an SOW as Key Personnel (along with the personnel described in Sections 8.1.6(b) and 8.1.7(b) above, the “Key Personnel”). Notwithstanding anything to the contrary herein, without Evolent’s prior written consent, which shall not be unreasonably withheld or delayed, UPMC shall use commercially reasonable efforts to avoid removing or suspending from the applicable Evolent Client account as specified in the applicable SOW, during the applicable committed period set forth in applicable SOW, any individual designated as a Key Personnel. If any one of the Key Personnel is reassigned (as permitted hereunder), becomes incapacitated, or ceases to be employed by UPMC, or otherwise becomes unable to perform the functions or responsibilities assigned to him or her, then UPMC shall promptly replace such person with another appropriately qualified person who is reasonably satisfactory to Evolent.

8.3 Limited Ongoing Support to Evolent: Except as may be expressly provided for in this Agreement or in an SOW issued hereunder, Evolent hereby acknowledges and agrees that UPMC has fulfilled all commitments and obligations to provide personnel and services on behalf of Evolent, including without limitation implementation, ongoing support, sales/marketing activities, training, back-office support and/or access to the UPMC Leadership team as referenced in the Original UPMC Reseller Agreement and the First Amended and Restated Reseller Agreement. Without limiting the foregoing, UPMC hereby agrees that UPMC will continue to: (a) host up to 2 on-site sales visits per month (and related follow-up activities); and (b) provide a reasonable level of “testimonial” support (e.g., follow-up conversations between a prospective customer and key UPMC executives in each function and product area); provided however, that UPMC’s obligations under Sections 8.3(a) and 8.3(b) above shall terminate upon the earlier to occur of (i) the date upon which Evolent ceases to use UPMC as the exclusive provider of Exclusive TPA Services; and (ii) the expiration of the Term.

8.4 Access to Data and Information: Evolent hereby acknowledges and agrees that UPMC has fulfilled all commitments and obligations to provide any UPMC case studies, collateral, health system operating procedures, training manuals, certain data and other information as referenced in the Original UPMC Reseller Agreement and the First Amended and Restated Reseller Agreement, and that UPMC shall have no further obligation to provide any further data or information after the Effective Date of this Agreement. All requests for access to such Data and Information shall be on terms to be agreed upon between the Parties in separate SOW.

8.5 Access and Use of UPMC Data: During the Term for fees to be agreed upon between the Parties, UPMC may provide Evolent access to and use of the UPMC Data to create white papers, promotional, marketing and sales brochures and collateral and product validation reports.

8.6 UPMC Service Locations: UPMC will have the discretion to provide the Services from any UPMC Service Locations, unless otherwise expressly limited or designated in an SOW; provided, however, any Exclusive TPA Services shall be provided from within the United States during each applicable SOW Term, unless otherwise agreed in writing by the

Parties. If UPMC changes any UPMC Service Locations during an applicable SOW Term, in connection with any such change:

8.6.1 UPMC will provide Evolent with a written relocation proposal that sets forth a description of (i) such UPMC Services, as well as how it proposes to perform such migration and (ii) the proposed new location and other relevant information reasonably requested by Evolent; and

8.6.2 UPMC will not charge Evolent for any incremental costs beyond incremental costs of compliance with policy or this Agreement and the Management Fees for the applicable period related to or resulting from any UPMC-initiated relocation to a new or different UPMC Service location.

8.7 Subcontractors: In the delivery of UPMC Services under SOWs, UPMC shall have the absolute discretion and right to use any third party delivery partners or data and technology partners (“Subcontractors”), provided, however UPMC shall remain responsible and liable for the performance and compliance of Subcontractors with UPMC’s requirements and obligations under this Agreement.

8.8 Excused Performance:

8.8.1 UPMC’s breach of its obligations under this Agreement and each SOW will be excused, and not included in any calculation of Service Level Breach, to the extent such breach is caused by any of the following :

(a) Any act or omission by Evolent or its agents or third parties (excluding UPMC) or other material breach of Evolent or Evolent’s employees, agents or third parties to perform its obligations under this Agreement or an applicable SOW;

(b) Any violation by Evolent or its agents or third parties (excluding UPMC) of any law, rule or regulation relating to the UPMC Services;

(c) Any material change in the manner in which Evolent conducts its business operations reasonably related to the UPMC Services unless the impacts of such change have been mutually agreed through the Change Control Process; or

(d) Any matter constituting Force Majeure.

9.	INFORMATION TECHNOLOGY SYSTEMS

9.1 UPMC IT Systems:

9.1.1 UPMC’s Responsibilities Regarding the IT Systems. During the Term, UPMC shall:

(a) develop, maintain and enhance its IT System in order to effectively and productively support UPMC’s performance under this Agreement and to enable UPMC to provide the UPMC Services substantially in accordance with the Service Levels and substantially in accordance with any and all federal, state or other laws, rules, regulations or guidelines applicable to the UPMC Services; and

(b) undertake an ongoing review of its IT Systems as it relates to the present and future needs to support Evolent’s ability to effectively resell the UPMC Services, and to provide the UPMC Services to Evolent Clients, and identify and analyze solutions to such needs.

9.1.2 IT Systems Capabilities. The capabilities of UPMC’s IT Systems shall include without limitation the following: claims processing; adjudication and reporting (including on-line hospital and on-line physician claims systems); claims editing (including but not limited to identification of fraudulent and abusive claims); member services, including call center and portal applications applicable to providers, employers, brokers, members and regulatory agencies; administration of Provider reimbursement; coordination of benefits; Covered Member eligibility verification; Covered Member record maintenance; Covered Member billing and claims analysis; capabilities to support the compilation and analysis of data relating to utilization review, quality assurance, market identification and planning, product performance, sales evaluation and underwriting functions; preparation and production of reports required by federal, state and local governmental authorities having jurisdiction over Evolent, Evolent Clients, and their programs; and such other capabilities as are necessary to support the provision of the UPMC Services.

9.1.3 License. To the extent this Agreement permits or provides for Evolent to use any software or other intellectual property of UPMC or any third party through UPMC as provided under this Agreement, UPMC hereby grants to Evolent, a fully paid-up, royalty-free, non-exclusive license (or sublicense, as the case may be) to use, access and display the software or other intellectual property solely in connection with UPMC’s performance of UPMC Services, including without limitation any and all upgrades, updates, replacements, additions, modifications, and enhancements related thereto (unless such license is encompassed in the other licenses granted by UPMC pursuant to license agreements entered into contemporaneously with this Agreement).

9.1.4 Modifications to IT System Infrastructure. Throughout the Term, subject to the provisions governing Substantial Changes, UPMC agrees that it shall add the infrastructure to its own systems and operations, including but not limited to hardware acquisition, and/or improved operating systems, communications, application software, upgrades, releases, and enhancements, and other technologies reasonably necessary to provide the UPMC Services at the applicable Service Levels.

9.2 Costs and Expenditures: UPMC shall bear the costs associated with its IT Systems, including without limitation UPMC personnel; equipment and the maintenance of such equipment; and the development, implementation, enhancement, modification and support of, any software included within such IT Systems above. Any such costs shall be included in the calculation of UPMC’s overhead for purposes of determining the pricing for UPMC Services as set forth in each applicable SOW.

9.3 IT Security and Operations:

9.3.1 Data Safeguards. UPMC warrants and represents that it has implemented, and covenants that it shall implement and maintain technical, administrative, physical and organizational safeguards and security measures which are reasonably consistent with the highest standards and practices in the industry and that otherwise materially meet the requirements of applicable Law, to: (i) protect the data of Evolent Clients (including PHI and financial information of such Evolent Clients) ("Evolent Client Data") against unauthorized destruction, loss, alteration, access, misuse or disclosure, and (ii) ensure the availability, integrity and confidentiality of Evolent Client Data in the possession of UPMC or its Affiliates, Subcontractors and personnel (or to which any of the foregoing has access) during the shipping, transporting, electronic transmission and storage thereof (the "Data Safeguards"). The Data Safeguards must materially comply with all data privacy and security Laws applicable to any Evolent Client Data (including any Laws applicable to use, storage, possession and/or handling of Evolent Client Data), and must be at least equal to the highest applicable industry standard. UPMC shall (a) adequately mark or otherwise identify and at minimum, virtually segregate, the Evolent Client Data as Evolent’s property, from other UPMC data, (b) store the Evolent Client Data separately from UPMC’s Confidential Information or the Confidential Information of other clients of UPMC, and (c) promptly return the Evolent Client Data at Evolent’s request. UPMC shall not modify, delete or destroy any Evolent Client Data or media on which such information resides without prior written authorization from Evolent. Failure to properly secure, protect, store or maintain Evolent Client Data that results in a corruption, alteration, loss or destruction of such data, or unauthorized access or disclosure of Evolent Client Data, shall be considered a material breach of this Agreement. UPMC shall not be responsible or liable for any of Evolent’s acts or omission with respect to Evolent Client Data.

9.3.2 Data Availability and Disaster Recovery Plan. UPMC shall maintain disaster recovery plans consistent with the highest then-applicable industry standards (consistent with its most current SOC1 SSAE 16 Type II report) to ensure that all Evolent Client Data is preserved for as long as Evolent and/or any applicable Laws reasonably require such Evolent Client Data to be preserved, and reasonably available at all times to Evolent and the Evolent Client. UPMC has provided Evolent with its current disaster recovery plans and shall provide Evolent with any updates or additions to such plans from time to time as requested by Evolent; provided, that no such update or addition will lower or qualify UPMC’s then-existing standard of care.

9.3.3 Host Servers. UPMC agrees that its electronic transactions related to this Agreement shall at all times meet the applicable HIPAA standards for physical, administrative and technical protection of PHI, as such rule may exist or be revised from time to time. All servers of UPMC that contain Evolent’s PHI shall be under the control of UPMC, either directly or by use of a contracted hosting vendor, which has signed a HIPAA Agreement. All such servers shall be within the jurisdiction of the U.S. government.

9.3.4 Information Technology Practices. UPMC shall access Evolent’s and Evolent Clients’ information systems and use data obtained from Evolent’s and Evolent Clients’ information systems solely to perform its obligations and duties under this Agreement and each applicable SOW and for no other purpose. UPMC agrees that it and its Subcontractors shall use commercially reasonable efforts to prevent the posting of any files that contain viruses, corrupted files, or any other similar software, programs or routines that may, in any manner, damage the operation of Evolent’s information systems; or attempt to “crack,” “hack,” “bomb,” manipulate or otherwise gain unauthorized access to any Evolent information systems or any areas of Evolent information systems not intended for UPMC’s access (collectively, “Malicious Files”). Evolent, UPMC and UPMC’s Subcontractors shall maintain commercially reasonable anti-virus software and filters on their respective information systems. In the event UPMC or Evolent obtains knowledge of any unauthorized access to Evolent’s or Evolent Clients’ information systems or unauthorized use or disclosure of any information obtained from Evolent’s or Evolent Clients’ information systems by employees, agents or Subcontractors of UPMC, UPMC or Evolent (as the party that obtained such knowledge) shall promptly notify the other party of the same. If any Malicious Files gain unauthorized access to, or otherwise cause damage to, Evolent’s or Evolent Clients’ information systems through UPMC’s or its Subcontractors’ breach of their obligation to use commercially reasonable efforts under this Section to prevent such access or damage, then UPMC shall, at Evolent’s request, use its commercially reasonable efforts to remove such Malicious Files from Evolent’s or Evolent Clients’ information systems. For the avoidance of doubt, UPMC shall have no liability to Evolent for the presence of, or damage from, any Malicious Files on Evolent’s or Evolent Clients’ information systems if UPMC or its Subcontractors used their commercially reasonable efforts to prevent such presence or harm. NOTWITHSTANDING ANYTHING TO CONTRARY SET FORTH HEREIN AND WITHOUT LIMITING THE APPLICATION OF SECTION 15.5 BELOW, IN NO EVENT SHALL UPMC BE LIABLE TO EVOLENT OR EVOLENT CLIENTS FOR LOSS OF OR DAMAGE TO EQUIPMENT, SYSTEMS, NETWORK OR DATA, INCLUDING WITHOUT LIMITATION PHI, COST OF RESTORING OR RECONSTITUTING SUCH EQUIPMENT, SYSTEMS, NETWORK OR DATA, INABILITY TO ACCESS OR USE SERVICES HEREUNDER, LOST PROFITS, REVENUES OR SAVINGS, OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES RESULTING FROM MALICIOUS FILES IN ANY WAY UNDER ANY CAUSE OF ACTION, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.	TERM AND RENEWAL.

10.1 The initial term of this Agreement shall commence on the Effective Date and unless sooner terminated in accordance with the terms hereof shall continue until 11:59 pm Eastern Standard Time on December 31, 2024 (the “Initial Term”). Thereafter, this Agreement shall automatically be renewed for another five-year term (the “Initial Renewal Term”) unless either of the Parties elects to not renew the Agreement.

10.2 After the expiration of the Initial Renewal Term, the Agreement may be renewed for successive periods of five (5) years upon the mutual written agreement of the Parties (which may be granted or withheld in their respective sole discretion) (each successive five-year term, a “Renewal Term” and together with the Initial Term and the Initial Renewal Term the “Term.)”

11.	COVENANTS.

11.1 Covenant Not to Solicit or Compete:

11.1.1 Non-Solicitation or Hiring. During the Term and for a period of eighteen (18) months thereafter, neither Party shall solicit or hire any of the other Party’s employees without such Party’s prior written consent.

11.1.2 Evolent Non-Competition Scope and Duration. Except as provided in Section 11.2, Evolent will not provide any products or services: (a) to any Restricted Companies during the Restriction Period; or (b) to any entity within the UPMC Territory during the Territorial Restriction Period, without UPMC’s prior written consent which shall not be unreasonably withheld. Additionally, except as otherwise permitted hereunder, Evolent will not, directly or indirectly, (a) contract with or otherwise arrange with a third party, including without limitation any Evolent affiliate, to provide Exclusive TPA Services to Evolent customers; (b) provide, or offer, Exclusive TPA Services to Evolent customers; or (c) steer or otherwise encourage Evolent customers to obtain TPA Services through any party other than UPMC, including through Evolent or any Evolent affiliate. Upon a Change of Control of Evolent, Evolent’s covenants hereunder, and the associated obligations under Sections 4.2 and 11.1.1 above shall terminate immediately.

11.2 Exceptions: Notwithstanding anything to the contrary herein, the following exceptions to the restrictions on Evolent shall apply:

11.2.1 Permitted Non-Exclusive Rights. Evolent is permitted, on a non-exclusive basis:

(a) to offer, promote, sell or provide products, solutions or services, including the UPMC Services, during the Restriction Period, to an entity in the Restricted Companies list with UPMC’s prior written consent, at UPMC’s sole discretion;

(b) to provide products, solutions or services, including the UPMC Services, if applicable, to enable the exchange of data and/or clinical information with health insurance companies and/or health plans (including Restricted Companies), outside the UPMC Territory during the Territorial Restriction Period, solely when such exchange is necessitated by, and incidental to, a “downloaded risk” use case (as that term is commonly used in the health care services industry) where Evolent’s primary relationship is with an Evolent Client who is an Approved Entity, which Evolent Client also has a payor/provider relationship with the health insurance company or health plan in question. For the avoidance of doubt, this limited exception is not intended to negate the other restrictions placed on Evolent’s interactions with Restricted Companies under this Agreement; and

(c) to offer, promote and sublicense to national vendors, and sublicense to such national vendors, Evolent’s rights to resell products, solutions and services as set forth in this Agreement, so long as such vendors are not on the Restricted Companies list during the Restriction Period, and such use or resale is not within the UPMC Territory during the Territorial Restriction Period. Evolent’s rights hereunder may include rights to sublicense to such national vendors Evolent’s rights to resell the UPMC Services subject to prior notice and UPMC’s consent, which consent shall be in UPMC’s sole discretion.

11.2.2 Acquisition of Entity in UPMC Territory. In the event that Evolent acquires an entity by merger or acquires substantially all of the assets of such entity that was conducting a business substantially similar to UPMC’s business or a business that is reasonably determined by the Parties to be competitive with UPMC’s business, in the UPMC Territory prior to such acquisition (the “Preexisting Business”), notwithstanding anything to the contrary, such acquired entity would be permitted to continue to operate Preexisting Business in the UPMC Territory, including by providing the products and services that it had been providing prior to the acquisition and to otherwise meet its obligations to its then-existing customers, provided that such acquired entity cannot continue to solicit new customers or expand its business in the UPMC Territory, or sublicense, provide access to, or use the Licensed IP or Evolent Improvements (as those terms are defined in the HP License) to provide services to its customers within the UPMC Territory.

11.3 Evolent Clients and Evolent Top Prospects.

11.3.1 Evolent Clients. Evolent shall be responsible for maintaining and updating an accurate list of all then-current Evolent Clients (the “Evolent Clients List”) including without limitation the obligation to (a) promptly add new Evolent Clients; (b) promptly remove entities who are no longer Evolent Clients; and (c) ensure that UPMC has been provided with the most-current version of the Evolent Client List.

11.3.2 Evolent Top Prospects. Evolent shall be responsible for maintaining and updating an accurate list of up to twenty (20) then-current Evolent Top Prospects (the “Evolent Top Prospects List”) including without limitation (a) promptly notifying UPMC of any new Evolent Top Prospects that Evolent wishes to claim; (b) promptly removing entities who are no longer Evolent Top Prospects; and (c) ensuring that UPMC has been provided with the most-current version of the Evolent Top Prospects List. Evolent may update the Evolent Top Prospects List no more often than once each calendar quarter and such Evolent Top Prospects List may list no more than twenty (20) Evolent Top Prospects. Upon receipt of the list of Evolent Top Prospects and/or quarterly updates, UPMC and ABCO will each have the opportunity to notify Evolent whether any of the entities proposed for inclusion on the Evolent Top Prospects list are in an Active Sales Process (or otherwise do not qualify for inclusion as an Evolent Top Prospect) and therefore will be removed from the list of Evolent Top Prospects. Evolent will be entitled to the protections set forth in Section 11.3.3 below for an Evolent Top Prospect for no more than 12 months starting on the date such entity was first included as an Evolent Top Prospect; provided, however that Evolent may claim Evolent Top Prospect rights under Section 11.3.3 below with respect to an entity that had executed an agreement for Blueprint Services before being added to the list of Evolent Top Prospects or within twelve (12) months of being added to the list of Evolent Top Prospects for up to twenty-four (24) months. For the sake of clarity, regardless of whether Evolent has actually removed an entity from the Evolent Top Prospect List as described above, the entity will be deemed to have been removed upon the expiration the twelve (12) or twenty-four (24) month period set forth above (as applicable) without any further action by either party if the conditions as set forth above have been met and UPMC’s obligations with respect to such entity shall automatically cease as of the expiration of such twelve (12) or twenty-four (24) month period, as applicable.

11.3.3 UPMC Restrictive Covenant. UPMC agrees that it shall not sell Restricted Products and Services as defined in this Agreement to Evolent Clients and Evolent Top Prospects designated as such on the Evolent Clients List and Evolent Top Prospects List, respectively; provided, however (a) UPMC’s restrictions hereunder shall apply only to Evolent Clients and Evolent Top Prospects expressly identified as such on the then-most current written versions of each respective list provided by Evolent to UPMC and subject to the removal criteria as set forth in Section 11.3.2 above; and (b) UPMC’s restrictions hereunder shall not apply to entities with which UPMC is engaged in an Active Sales Process at the time Evolent proposes to add the entity in question to the Evolent Client List or the Evolent Top Prospects List, as applicable.

11.3.4 Expiration of UPMC Restrictions. UPMC’s restrictions as set forth in Section 11.3.3 above shall expire on the earlier to occur of (a) a Change of Control of Evolent; (b) the date upon which UPMC is no longer a shareholder in Evolent; and (c) the termination or expiration of this Agreement.

12.	CONFIDENTIALITY AND PHI.

12.1 Confidential Information: UPMC acknowledges that, in connection with providing the UPMC Services under this Agreement, it may gain access to the Confidential Information of Evolent and its customers and Affiliates. Evolent acknowledges that, in connection with receiving the UPMC Services under this Agreement, it may gain access to the Confidential Information of UPMC and its customers and Affiliates.

12.2 Non-Disclosure: The Receiving Party may disclose the Disclosing Party’s Confidential Information strictly on a need-to-know basis to only those personnel, including employees of the Receiving Party’s contractors, who require access to the Disclosing Party’s Confidential Information in order to perform or derive benefit from the UPMC Services or otherwise meet its obligations under this Agreement. The Receiving Party agrees: (a) to hold the Disclosing Party’s Confidential Information in strict confidence, using the same degree (but no less than a reasonable degree) of care and protection that it exercises with its own Confidential Information of a similar nature; (b) not to directly or indirectly disclose or otherwise make available any Confidential Information of the Disclosing Party to a third party; and (c) not to copy or use Disclosing Party’s Confidential Information for any purpose other than as necessary to fulfill Receiving Party’s obligations or exercise its rights under this Agreement. Each Receiving Party is responsible for ensuring that its employees, agents and contractors strictly abide by the requirements of confidentiality and restrictions on use as provided in this Section 12.2 and shall be liable to the Disclosing Party for any acts or omissions of its employees, agents and independent contractors relating to the Disclosing Party’s Confidential Information. The Receiving Party is allowed to disclose Confidential Information of the Disclosing Party to the extent required by law or by the order or a court of similar judicial or administrative body with jurisdiction, provided that the Receiving Party notifies the Disclosing Party of such required disclosure promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure. The provisions of this Article 12 shall survive beyond the expiration or termination of this Agreement.

12.3 Unauthorized Acts: In addition to its obligations under this Agreement and the HIPAA Agreement(s) between Evolent and UPMC, each Party shall do the following:

12.3.1 Notify the other Party promptly of any material unauthorized possession, use or communication of any PHI, data or Confidential Information of the other Party or of an Evolent Client that becomes known to them;

12.3.2 Promptly furnish to the other Party any information in its possession related to the unauthorized possession, use or communication of any PHI, data or Confidential Information of the other Party and reasonably assist the other Party in investigating the unauthorized conduct, and preventing the recurrence of any unauthorized conduct;

12.3.3 Cooperate with the other Party in responding to any third parties entitled to a report of the unauthorized conduct and in determining the nature and content of any required reporting; and;

12.3.4 Take such remedial steps as might be appropriate to avoid any recurrence of any unauthorized conduct in the future.

12.4 HIPAA Agreements: For each Evolent Client, or SOW (as appropriate and necessary), the Parties shall agree to the provisions of a HIPAA Agreement substantially in the form of Exhibit C hereto, which appropriately reflects Evolent’s obligations and requirements as set forth in Evolent’s BAA with a Evolent Client. Notwithstanding anything herein to the contrary, to the extent that the terms of the HIPAA Agreement conflict with the terms of this Agreement or an SOW, the terms of the HIPAA Agreement shall control.

12.5 Residuals: Notwithstanding anything in this Article 12 to the contrary, subject to any applicable statutory intellectual property rights applicable to patents, trademarks or copyrights, either Party may use “Residuals” for any purpose, including without limitation, for use in development, manufacture, promotion, sale and maintenance of its products and services; provided, however, that this right to Residuals does not represent a license under any patents, copyrights or trademarks of the Disclosing Party. The term “Residuals” means any information that is retained in the unaided memories of the Receiving Party’s employees who have had access to the Disclosing Party’s Confidential Information pursuant to the terms of this Agreement.

12.6 Injunctive Relief: The Parties acknowledge and agree that monetary damages may be inadequate to compensate for a breach of the provisions contained in this Article 12 or other confidentiality provisions of this Agreement. In the event of such breach, the injured Party shall be entitled to injunctive relief (without the need to post bond) and any and all other remedies available at law or in equity. This Section 12.6 in no way limits the liability or damages that may be assessed against a Party in the event of a breach by the other Party of any of the provisions of this Article 12.

13.	PROPRIETARY RIGHTS.

13.1 Intellectual Property Rights of the Parties: The respective proprietary rights of the Parties with respect to intellectual property rights hereunder are set forth in the HP License and the Amended and Restated UPMC IP License Agreement (as defined in Section 21.14).

13.2 Evolent Client Materials: Each Evolent Client will be the sole and exclusive owner, including all worldwide copyrights, patent rights, trademarks, and other intellectual property rights, of the (i) materials it lawfully owned prior to the applicable SOW Effective Date, and any modifications and enhancements to such materials, (ii) third party materials acquired by each Evolent Client on or after the SOW Effective Date, (iii) derivative works of Evolent Client-owned materials, and (iv) any new materials created by each Evolent Client during the SOW Term (collectively, “Evolent Client Owned Materials”). To the extent permissible by each Evolent Client, Evolent grants to UPMC a non-exclusive, non-transferable, worldwide, limited right and sublicense to use, execute, reproduce, display, perform, modify and distribute the Evolent Client Owned Materials for the sole purpose of providing the UPMC Services to each such Evolent Client during the SOW Term; provided, however, this right and license does not give UPMC the right, and UPMC is not authorized, to sublicense such Evolent Client Owned Materials or use them for the benefit of any third parties or for any other purpose without the Evolent Clients’ prior consent which may be granted or withheld in each Evolent Clients’ sole discretion.

14.	AUDITS AND RECORD RETENTION.

14.1 Operational and Compliance Audits:

14.1.1 For each active SOW, no more often than once every twelve (12) months during each applicable SOW Term, UPMC will provide to auditors acting on behalf of Evolent, any Evolent Client with an active SOW for UPMC Services, or any governmental or mutually agreed upon accrediting agency (including third-party auditors and Evolent’s and Evolent Clients’ internal audit staff), reasonable and necessary access to any facility at which the UPMC Services are being performed, to appropriate UPMC management personnel and Subcontractors, and to the data and records maintained by UPMC with respect to the UPMC Services for the purpose of: (i) performing audits and inspections of an Evolent Client, Evolent, UPMC, and their respective businesses (including any audits necessary to enable Evolent or an Evolent Client to meet their applicable regulatory or legal requirements); (ii) to confirm that the UPMC Services are being provided in accordance with this Agreement and applicable SOW; and (iii) for the purpose of performing audits that may be considered necessary by Evolent or an Evolent Client to determine the accuracy and correctness of the accounting and internal controls performed and maintained by UPMC that are directly related to the UPMC Services. In the event an audit establishes that UPMC is not compliant with applicable laws, rules, regulations, directives or guidelines or otherwise not compliant with the terms of this Agreement or the applicable SOW, Evolent, the applicable Evolent Client (at such Evolent Client’s option), and UPMC will discuss such audit finding and UPMC shall take actions necessary to remedy such noncompliance and to become compliant within a commercially reasonable period of time after the Parties meet to discuss such audit finding; provided, however, the Parties may mutually agree to shorten or lengthen such remedial action period as the circumstances require.

14.1.2 Medicare Access Clause: To the extent applicable, UPMC agrees to make available to the Secretary of the U.S. Department of Health and Human Services or to the U.S. Comptroller General, or to any of their duly authorized representatives, until the expiration of four (4) years after the furnishing of UPMC Services pursuant to this Agreement, this Agreement and the books, documents and records of UPMC that are required to be made available by Section 952 of P.L. 96-499 to certify the nature and extent of the costs deemed to be incurred under this Agreement. Further, if UPMC carries out any of the duties contemplated herein to be carried out by UPMC through a subcontract with a related organization and the value or cost of such subcontract is Ten Thousand and 00/100 Dollars ($10,000.00) or more over a twelve (12) month period, UPMC shall cause such subcontract to contain a clause similar to this Section. Nothing contained in this Section shall be construed to constitute a waiver of the right of privacy or confidentiality otherwise legally available to such person. Nothing contained in this Section shall be deemed as an agreement by any person that information required to be made available by Section 952 of P.L. 96-499 shall be subject to disclosure under the Freedom of Information Act unless otherwise expressly required by law. This Section shall survive the termination or expiration of each applicable SOW and this Agreement.

14.1.3 UPMC shall provide Evolent and any requesting Evolent Client with: (i) copies of applicable data center and other audit reports prepared by UPMC or its outside auditors, including but not limited to a service auditor report “SOC 1 SSAE 16” or “SOC 2 AT101”), attesting to the efficacy of UPMC’s procedures and controls for the systems (data center operations, change control, and the like) used in performing the UPMC Services; and (ii) access to UPMC’s personnel who have knowledge of the materials to be reviewed or audited and who shall reasonably assist Evolent in accessing such materials. The foregoing audit reports shall include, as of any time, reports, with respect with a date of issuance no longer than twelve (12) months prior to the date of Evolent’s request therefor. All of UPMC’s information associated with such access shall be treated as Confidential Information.

14.2 Financial Audits:

14.2.1 In order to document the UPMC Services and the fees paid or payable by Evolent under this Agreement, UPMC will retain its standard records and supporting documentation for at least two (2) years following the termination or expiration of each SOW, or as otherwise required by applicable laws and regulatory requirements (including without limitation Medicare and Medicaid).

14.2.2 UPMC will provide to such auditors as Evolent may designate in writing, access to such records and supporting documentation reasonably requested by Evolent. Evolent may audit the fees invoiced to Evolent to determine that such fees are accurate and were calculated in accordance with this Agreement; provided, that any such audit shall be initiated within twelve (12) months following the end of Evolent’s fiscal year during which payment of the applicable fees and payment of any expenses for the corollary period.

14.2.3 Any such audits will be conducted at Evolent’s expense. If, as a result of such audit, Evolent determines that UPMC has overcharged Evolent, Evolent will notify UPMC of the amount of such overcharge and UPMC will promptly pay or credit to Evolent the amount of the overcharge. If the audit reveals an undercharge, Evolent will promptly pay to UPMC the amount of the undercharge.

14.3 Audit Support: UPMC shall provide reasonable support to Evolent and the applicable Evolent Client at no additional cost for up to two (2) audits per calendar year for each applicable SOW. If additional audit support is requested by Evolent or the applicable Evolent Client, UPMC shall be permitted to charge such additional support to Evolent at UPMC’ standard time and materials rates then in effect.

14.4 Payment for Inaccurately Paid Claims: Within a reasonable time after execution of this Agreement, UPMC and Evolent shall mutually agree upon claims quality control procedures that shall be included in a Claims Procedures Manual. Until the Parties reach such mutual agreement, the UPMC claims quality control procedures in effect as of the Effective Date shall govern for purposes of this Section. With respect to claims processed by UPMC on or after the Effective Date in a manner that does not materially comply with the then-applicable claims quality control procedures and occurred as a result of UPMC’s intentional misconduct or negligent acts or omissions, UPMC shall pay the cost of inaccurate payments to nonparticipating Providers (or participating Providers where the right of offset will not provide Evolent a recovery within a six (6) month time period; provided, however, that for purposes of this Section, Evolent shall be presumed to have a right of offset against any participating Provider, regardless of whether the contract between Evolent and the Provider grants Evolent any such right), if (i) the payment was made in error, (ii) the erroneous payment was not the result of an error of party other than UPMC, (iii) the payment resulted in more than (a) $10,000 in excess payments to a Provider for a single course of treatment, or (b) $25,000 in total excess payments resulting from a pattern, practice or methodology producing multiple erroneous payment. In consideration of such payments by UPMC, Evolent shall assign to UPMC any claim it may have against the Provider to recover any such erroneous payment. With respect to claims processed by UPMC in a manner that complies with the then-applicable claims quality control procedures, UPMC shall have no repayment obligation under this Section.

14.5 Record Retention:

14.5.1 UPMC and Evolent shall maintain appropriate and complete records pertaining to the UPMC Services. Upon the termination or expiration of each applicable SOW or this Agreement, UPMC and Evolent shall each maintain in a secure facility all such books, records and files for a period of no less than ten (10) years from the termination of each applicable SOW and the Agreement or such longer period if such records are under review or audit until the review or audit is complete (the “Retention Period”). During the Retention Period, (i) Evolent shall have reasonable access to such information and at its reasonable request shall be provided copies or originals of such information, at Evolent’s reasonable expense and (ii) UPMC shall have reasonable access to such information and at its reasonable request shall be provided copies or originals of such information, at UPMC’s reasonable expense. Upon the expiration of the Retention Period UPMC and Evolent may destroy or otherwise dispose of any records or copies of records in its possession or custody, except as required to be retained for regulatory or audit requirements or for purposes of complying with the terms of this Agreement. This Section shall survive the termination or expiration of this Agreement and each applicable SOW.

14.5.2 Records obtained or created in the performance of this Agreement must be maintained in accordance with the confidentiality requirements of all applicable federal and state laws and regulations. Upon expiration or termination of this Agreement, the data, reports and other documents developed by UPMC under this Agreement may be required to be delivered to the Evolent at no additional cost.

14.5.3 UPMC shall maintain complete and accurate books and records to support all fees invoiced to Evolent, and shall maintain said books and records for a period of at least seven (7) years following each fiscal year end of Evolent to which such books and records apply.

15.	WARRANTIES.

15.1 Authority/No Conflict: UPMC represents and warrants that: (a) it has the power and authority to enter into and perform its obligations under this Agreement without conflict with, default under, or violation of any law, regulation, or agreement binding upon it, and (b) this Agreement has been duly authorized by all necessary organizational action, and duly and validly executed and delivered by it, and constitutes its legally valid and binding obligation, enforceable in accordance with its terms.

15.2 Services: UPMC represents, warrants and covenants that all of the UPMC Services will be performed in a professional and workmanlike manner and in accordance with applicable Service Levels.

15.3 Non-Infringement: UPMC represents, warrants and covenants that (a) the UPMC Services and any products provided by UPMC pursuant to this Agreement do not and will not infringe or constitute a misappropriation of any patent, copyright, trade secret or trademark of any third party and (b) UPMC has and will maintain at all times during the Term, such agreements or rights as are necessary to ensure that UPMC will have access to and the right to use all third party technology that is necessary for UPMC to provide, and Evolent and Evolent Clients to receive and use, the UPMC Services.

15.4 Compliance with Laws/Approvals: Each of UPMC and Evolent shall comply in all material respects with all laws and regulations applicable to UPMC or Evolent, as applicable, in performing their respective obligations under this Agreement. To the extent applicable, UPMC shall be responsible for obtaining all necessary permits, licenses and consents, including governmental approvals, required of UPMC and its contractors in connection with the performance of its obligations under the Agreement and Evolent shall be responsible for obtaining all necessary permits, licenses, and consents, including governmental approvals, required of Evolent and its contractors in connection with the performance of its obligations under the Agreement.

15.5 Limitations of Warranty: EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, UPMC MAKES NO OTHER WARRANTY OR REPRESENTATION, ORAL, WRITTEN, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE WITH RESPECT TO THE SERVICES, INCLUDING WITHOUT LIMITATION, THEIR QUALITY, PERFORMANCE, MERCHANTABILITY OR

FITNESS FOR A PARTICULAR PURPOSE, UNINTERRUPTED OR ERROR-FREE OPERATION OR OTHERWISE HEREUNDER. The disclaimer of warranties and limitations set forth in this Agreement constitute an essential part of this Agreement.

16.	INDEMNIFICATION.

16.1 IP Indemnification: UPMC shall defend, indemnify and hold harmless Evolent and its Affiliates (other than UPMC), Evolent Clients, and their respective officers, directors and employees from and against any Losses resulting from a claim that UPMC Owned Materials or the UPMC Services provided by UPMC under this Agreement or the applicable SOW infringes or misappropriates a third party’s intellectual property rights. UPMC shall also use commercially reasonable efforts to modify the allegedly infringing UPMC Services to make it non-infringing, procure a license from the third party claiming infringement to permit Evolent to continue to use the UPMC Services, or provide Evolent with functionally equivalent and non-infringing UPMC Services. THIS SECTION 16.1 SETS FORTH UPMC’S SOLE AND EXCLUSIVE LIABILITY, AND EVOLENT’S SOLE AND EXCLUSIVE REMEDY FOR ALLEGATIONS OR CLAIMS OF INFRINGEMENT OF THIRD PARTY RIGHTS OF ANY KIND ASSERTED AGAINST EVOLENT, ITS AFFILIATES (OTHER THAN UPMC), EVOLENT CLIENTS AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES. UPMC shall not be obligated to indemnify Evolent, its Affiliates, customers, and their respective officers, directors and employees for infringement or misappropriation claims to the extent such claims arise out of use by Evolent or its customers of any of the UPMC Services in a manner other than as contemplated by the Parties under this Agreement.

16.2 General Indemnification:

16.2.1 UPMC’s Indemnification. UPMC hereby agrees to indemnify, defend, and hold Evolent and its Affiliates (other than UPMC), and Evolent Clients, and all of their respective directors, officers, members, managers, partners, employees, agents, successors and assigns, harmless from and against any Losses arising from or related to: (a) the material breach of this Agreement, including any or all SOWs, by UPMC or its personnel (including contractors); (b) breach of any of UPMC’s representations, warranties or covenants in this Agreement; (c) negligence or willful misconduct by UPMC or its personnel (including contractors); (d) any violation of any statute, rule, regulation, or ordinance (including without limitation, HIPAA) by UPMC, its Affiliates and Subcontractors; (e) the death of or bodily injury to any person to the extent caused by the negligence or willful misconduct of UPMC; or (f) the loss of or damage to the real or tangible personal property (whether owned or leased) to the extent caused by the negligence or willful misconduct of UPMC.

16.2.2 Evolent’s Indemnification. Evolent hereby agrees to indemnify, defend, and hold UPMC and its Affiliates (other than Evolent), and all of their respective directors, officers, members, managers, partners, employees, agents, successors and assigns, harmless from and against any Losses arising from or related to: (a) the material breach of this Agreement, including any or all SOWs, by Evolent or its personnel (including contractors); (b) breach of any of Evolent’s representations, warranties or covenants in this

Agreement; or (c) gross negligence or willful misconduct by Evolent or its personnel (including contractors).

16.3 Indemnification Procedure:

16.3.1 Notice of Claim. Any Party seeking indemnification hereunder (the “Indemnitee”) shall notify the other Party liable for such indemnification (each an “Indemnitor”) in writing of any event, omission or occurrence that the Indemnitee has determined has given or could give rise to Losses that are indemnifiable hereunder (such written notice being hereinafter referred to as a “Notice of Claims”). Such Notice of Claims shall be given promptly after the Indemnitee becomes aware of its own claim or that of a third party; provided that the failure of any Indemnitee to give notice as provided in this Section 16.3.1 shall not relieve the Indemnitor of its obligations under this Article 16. A Notice of Claims shall specify in reasonable detail the nature and any particulars of the event, omission or occurrence giving rise to a right of indemnification. The Indemnitor shall satisfy its obligations hereunder, as the case may be, within thirty (30) days of its receipt of a Notice of Claims; provided, however, that so long as the Indemnitor is in good faith defending a claim pursuant to Section 16.3.2 below, its obligation to indemnify the Indemnitee with respect thereto shall be suspended.

16.3.2 Process. With respect to any third party claim, demand, suit, action or proceeding that is the subject of a Notice of Claim, the Indemnitor shall, in good faith and at its own expense, defend, contest, or otherwise protect against any such claim, demand, suit, action or proceeding with legal counsel of its own selection (and reasonably acceptable to the Indemnitee). The Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all cross claims or counterclaims it may have. So long as the Indemnitor is defending in good faith any such third party claim, demand, suit, action or proceeding, the Indemnitee shall at all times cooperate, at its own expense, in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor. In the event that the Indemnitor fails to timely defend, contest or otherwise protect against any such third party claim, demand, suit, action or proceeding, the Indemnitee shall have the right, but not the obligation, to defend, contest, assert cross claims or counterclaims, or otherwise protect against, the same and may make any compromise or settlement thereof and be entitled to all amounts paid as a result of such third party claim, demand, suit or action or any compromise or settlement thereof. The Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to any such third party claim, demand, suit, action or proceeding without the prior written consent of the Indemnitee, which will not be unreasonably withheld, and provided that no settlement shall require the Indemnitee to admit liability, or perform or become subject to additional obligations thereunder.

17.	LIMITS OF LIABILITY AND INSURANCE.

17.1 Limitation of Liability:

17.1.1 SUBJECT TO SECTION 17.2 BELOW, NEITHER EVOLENT NOR UPMC SHALL BE LIABLE FOR, NOR WILL THE MEASURE OF DAMAGES

INCLUDE, ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR AMOUNTS INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF INCOME, PROFITS, OR SAVINGS, LOSS OF DATA, OR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, ARISING OUT OF OR RELATING TO ITS PERFORMANCE UNDER THIS AGREEMENT UNDER ANY CAUSE OF ACTION, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

17.1.2 IN NO EVENT SHALL EITHER PARTY’S LIABILITY EXCEED THE AMOUNT OF REVENUE ACTUALLY RECEIVED BY UPMC IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENTS GIVING RISE TO THE CLAIM.

17.2 Exceptions to Limitation of Liability: The limitation of liability set forth in Section 17.1 will not apply with respect to:

17.2.1 Losses with respect to third party claims that are the subject of indemnification under this Agreement;

17.2.2 Breach by either Party of its confidentiality obligations under Article 12;

17.3 Exceptions to Cap on Liability: Without limiting the application of Section 17.1.1 above, the maximum cap on liability set forth in Section 17.1.2 above will not apply with respect to:

17.3.1 Losses occasioned by the willful misconduct, fraud, recklessness, or gross negligence of a Party;

17.3.2 any efforts or liabilities incurred through UPMC’s handling, defense, judgment or settlement of legal, administrative or other action arising out of the administration, processing or determination of a claim for benefits under any Evolent Client Plan; or

17.3.3 Payments properly owing from one Party to the other Party under an SOW.

17.4 Insurance: The Parties will comply with the procedures and requirements set forth in Schedule 6 (Insurance) during the Term and until the greater of (a) three (3) months following the end of Term and (b) as required by applicable law.

18.	TERMINATION.

18.1 [INTENTIONALLY OMITTED]

18.2 Termination for Cause by Evolent: Evolent shall have the right to terminate a Statement of Work, or elect to not further enter into additional Statements of Work for some or all of the UPMC Services, if UPMC repeatedly or persistently fails to meet applicable Service Levels for one or more of the UPMC Services under one or more Statements of Work; provided that Evolent notifies UPMC in writing as soon as Evolent becomes aware that UPMC is not meeting the applicable Service Levels and affords UPMC a reasonable period of time, not to exceed thirty (30) days following UPMC’s receipt of such written notice, to remedy the failure to meet the applicable Service Levels. UPMC’s performance will be reviewed on a Statement of Work by Statement of Work basis against the Service Levels as set forth in the applicable Statements of Work.

18.2.1 Evolent may terminate an SOW if UPMC materially breaches any material obligation under this Agreement with respect to an SOW or any material obligation under the applicable SOW by sending a written notice specifying such material breach and a statement that the applicable SOW will be terminated sixty (60) days following delivery of such notice (or such longer cure period as agreed in writing) unless during such sixty (60) day period UPMC has cured such material breach.

18.3 Termination for Cause by UPMC: UPMC may terminate an SOW if Evolent materially breaches any payment or other material obligation under this Agreement with respect to an SOW by sending a written notice specifying such material breach and a statement that the applicable SOW will be terminated (i) in the case of a material payment breach, ten (10) days following delivery of such notice unless during such ten-day period Evolent has cured such material payment breach and (ii) in the case of any other material breach of a material obligation, sixty (60) days following delivery of such notice (or such longer cure period as agreed in writing) unless during such sixty (60) day period Evolent has cured such material breach.

18.4 Termination Assistance Services: Upon any expiration or termination of any SOW or this Agreement, Evolent (and the applicable Evolent Client) shall be entitled to receive the Termination Assistance Services in accordance with Schedule 5 (Termination Assistance Services); provided, however that if, upon the expiration or termination of this Agreement (other than a termination pursuant to Section 18.3), UPMC is providing UPMC Services to one or more Evolent Clients, then UPMC shall continue to provide such UPMC Services under the terms of the applicable SOW and the terms hereof until the earliest date on which, pursuant to the applicable SOW, such SOW may be terminated by either Evolent or UPMC.

18.5 Return of Property: Upon the termination or expiration of this Agreement, each Party shall return to the other any equipment or other property that is in the possession of such Party.

18.6 Survival: The rights and obligations contained in Sections 1, 11.1 , 12, 14.1.2, 14.2, 14.5, 16.2, and 17 shall survive any termination or expiration of this Agreement.

19.	GOVERNANCE

19.1 BPO Steering Committee:

19.1.1 BPO Steering Committee Formation. The Parties shall form a business process outsourcing (“BPO”) steering committee (“BPO Steering Committee”) comprised of one representative of each Party and such other member(s) as the initial members shall determine from time to time.

19.1.2 BPO Steering Committee Responsibilities. The BPO Steering Committee shall meet no less frequently than quarterly and shall be responsible for a number of activities, including: (a) overseeing the performance of the Parties under this Agreement, (b) enhancing communication of decisions made by the Parties or the BPO Steering Committee, (c) resolving disputes relating to Evolent Clients as directed by the BPO Steering Committee, (d) establishing a forum for the discussion of common strategic objectives of Evolent and UPMC relating to the provision of UPMC Services, and (e) annual review of the performance of the IT Liaison and the Operations Liaison whose positions are described herein. The duty to schedule the meetings, plan the agenda, prepare minutes, and other related matters shall be the joint responsibility of the UPMC Relationship Manager and the Evolent Relationship Manager.

19.2 Information Technology Working Group: Evolent and UPMC shall create an IT working group (“IT Working Group”), including appropriate representatives of Evolent and UPMC, as designated by each Party, to review and develop information technology strategies that are intended to enhance UPMC’s capabilities to provide the UPMC Services and to be aligned with Evolent’s strategic objectives to effectively promote and resell the UPMC Services. The IT Working Group shall meet no less frequently than quarterly. The IT Working Group shall periodically review the status of implementation of all ongoing Evolent and UPMC health plan-related IT initiatives, including UPMC’s sharing of information with Evolent that is relevant for the relationship.

19.3 Procedures Manuals:

19.3.1 Inventory, Development of Procedures Manuals. UPMC has provided to Evolent an inventory of Procedures Manuals (as defined below). UPMC shall maintain and update such manuals as reasonably necessary and appropriate to perform UPMC’ obligations regarding the UPMC Services. In addition, to the extent that Procedures Manuals reasonably requested by Evolent are not in existence as of the Effective Date, UPMC shall develop and deliver such Procedures Manuals to Evolent within a reasonable period of time agreed to by the Parties, and shall maintain and update such manuals as necessary and appropriate to perform UPMC’s obligations regarding UPMC Services. UPMC shall incorporate into the Procedures Manuals reasonable comments and suggestions of Evolent. The term “Procedures Manuals” refers to manuals which describe with a sufficient level of detail the operational processes by which UPMC shall perform and deliver the UPMC Services, including without limitation specific processes and procedures to ensure that the UPMC Services are performed accurately and in a timely manner, terms and conditions for conducting checkpoint reviews, and the roles and responsibilities of Evolent.

19.3.2 Change Control Notification. UPMC shall notify Evolent from time to time of any projected material changes in UPMC’s IT Systems, infrastructure or business process or operations which may adversely affect the function or performance of, or decrease in a material way, the efficiency, effectiveness or quality of the UPMC Services (including, without limitation, implementing changes in architecture or technology) (a “Material Change”). In the event of a Material Change which adversely affects one or more of the UPMC Services, Evolent may, at its election, release UPMC from the provision of the affected UPMC Services and acquire from another source, and/or provide (itself or through a third party) any or all of the affected UPMC Services, unless and until such Material Change has been remedied.

19.3.3 Conflict with Agreement. In the event of a conflict between the provisions of this Agreement and the provisions of the Procedures Manual, the provisions of this Agreement shall prevail unless the Parties otherwise agree in writing.

20.	ESCALATION; DISPUTE RESOLUTION. Subject to the terms of Section 20.5, the procedures of this Article 20 will control the resolution of any and all disputes between the Parties including, without limitation, any dispute relating to disputed monies owing or breach of warranty (each, a “Dispute”). The parties will seek to resolve each Dispute as follows:

20.1 First Level Performance Review: Each Party’s Relationship Manager will meet as often as will reasonably be required by either Party to review the performance of either Party under this Agreement and to resolve the Dispute. If these representatives are unable to resolve the Dispute within ten (10) business days after the initial request for a meeting, then the Parties will submit the Dispute to an executive level performance review as provided in Section 20.2 below.

20.2 Executive Level Performance Review: Face-to-face negotiations will be conducted by a senior executive officer of each Party (or such other executive as a Party may designate). If these representatives are unable to resolve the Dispute within five (5) business days after the Parties have commenced negotiations or ten (10) business days have passed since the initial request for a meeting at this level, then the Parties may jointly engage the services of a third-party mediator.

20.3 Arbitration: If the Parties are unable to resolve the Dispute through the alternative mechanisms described above, the Parties shall submit the Dispute for resolution through binding arbitration, except as otherwise provided in Section 20.5. The Parties agree and consent to such arbitration proceeding taking place in Wilmington, Delaware, and in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except that discovery may be had in accordance with the Federal Rules of Civil Procedure. The parties shall be permitted at least six (6) months from the date of the filing of the Arbitration Demand to conduct discovery. The arbitration proceedings shall be conducted by a panel of three (3) impartial arbitrators, with each party selecting one of the impartial arbitrators and those two arbitrators then selecting the third impartial arbitrator, all such selections to be made through the procedures of the American Arbitration Association. At least one arbitrator must be an attorney licensed under the laws of Pennsylvania and at least one (1) arbitrator (may be the same person as the Pennsylvania attorney) must have direct and substantial experience in the industry pertinent to the subject matter of the Dispute. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, in rendering its decision, the arbitrators shall be bound by the laws of the Commonwealth of Pennsylvania (without regard to its conflicts of laws provisions) and by the terms and conditions of this Agreement setting forth the rights and responsibilities of the Parties. The decision of the arbitration panel shall be accompanied by a written opinion setting forth the factual and legal bases for the award. The arbitrators shall issue such written decision within thirty (30) days of the conclusion of the arbitration hearing. The arbitrators appointed hereunder shall not have the power to award punitive damages. Service of a petition to confirm the arbitration award may be made by United States mail, postage prepaid, or by any regularly conducted commercial express mail service, to the attorney for the Party or, if not so represented, to the Party at the address set forth herein, or to the Party’s last known business address. The prevailing Party in any action related to or arising under this Agreement shall be entitled to reasonable attorneys’ fees and costs.

20.3.1 For any Dispute in which the amount in controversy is at least USD $1,000,000.00, the following additional procedures apply:

(a) a certified court reporter shall transcribe the arbitration hearings. The Parties initially split the cost of the reporter, but such costs shall ultimately be awarded to the Party prevailing in the arbitration proceeding; and

(b) either Party may take an appeal from the final decision by making a written demand within twenty (20) days of the award.

20.3.2 Any such appeal shall be conducted as follows:

(a) such appeals are limited to issues of law (i.e., the original award (i) contains material errors of law such that the original award is not founded on any appropriate legal basis; or (ii) is based on factual findings clearly unsupported by the record; or (iii) the original award is subject to one or more grounds set forth in Section 10 of the Federal Arbitration Act or 42 Pa. C.S.A. §7341 for vacating an award;

(b) the person hearing the appeal shall be a former federal judge mutually agreed to by the parties or selected through the procedures of the American Arbitration Association. The former judge shall act as the appellate arbitrator;

(c) the submissions on appeal are limited to: (i) the record of the arbitration, (ii) a 30-page brief by the appellant, (iii) a 30-page brief by the appellee, and (iv) a 10-page response by the appellant. The appellate arbitrator will set the dates for submission of the briefs. Oral argument may be heard at the discretion of the appellate arbitrator;

(d) the appellate arbitrator shall render a written decision within 60 days of the final submission;

(e) during the pendency of the arbitration appeal, the Parties agree tosuspend any running of the time to seek enforcement of the original award. The Parties also agree to waive any appeal to state or federal courts based on the grounds set forth in Section 10 of the Federal Arbitration Act for vacating an award and 42 Pa. C.S.A. § 7341.

(f) the appellate arbitrator must award costs and attorneys fees to the prevailing Party; and

(g) the decision of the appellate arbitrator shall be final.

20.4 Continued Performance: Each Party acknowledges that the timely and complete performance of its obligations pursuant to this Agreement is critical to the business and operations of the other Party. Accordingly, in the event of a Dispute, each Party shall continue to so perform all of its obligations under this Agreement, in good faith during the resolution of such

Dispute unless and until: (a) authority to stop doing so is granted or conferred by a court of competent jurisdiction or (b) this Agreement is terminated in accordance with the provisions hereof.

20.5 Equitable Relief: Notwithstanding anything contained in this Agreement to the contrary, the Parties will be entitled to seek injunctive relief, specific performance or other equitable relief whenever the facts or circumstances would permit a Party to seek equitable relief in a court of competent jurisdiction.

21.	MISCELLANEOUS PROVISIONS.

21.1 Good Faith and Mutual Agreement: Unless otherwise expressly stated in such provision, if a provision in this Agreement or any SOW calls for the consent of a Party or the mutual agreement of the Parties, the Parties agree that each will act in good faith, will not unreasonably withhold their consent and that deference shall be given to the other Party’s reasonable business requirements, and the requirements of the Parties’ respective regulators and internal controls procedures.

21.2 Independent Contractor: The relationship of UPMC to Evolent shall at all times during the Term be that of an independent contractor. Nothing in this Agreement shall be construed to create any partnership, association, joint venture, or employment between the Parties. Each Party shall have the sole and exclusive control over the labor and employee relations policies and policies relating to wages, hours, working conditions, benefits, or other conditions of its personnel and shall be responsible and liable for the acts and omissions of its employees, agents and contractors.

21.3 Assignability: Evolent has entered into this Agreement because of the expertise of UPMC, and UPMC understands that the UPMC Services are personal to UPMC, and may not be assigned to any other company, partnership, or individual other than a UPMC Affiliate without the express written consent of Evolent; provided, however, no consent shall be required if assignment is made in connection with a sale of all or substantially all of UPMC’s assets or units. Evolent may assign this Agreement (including the licenses granted pursuant to this Agreement) to any Affiliate of Evolent as part of an internal reorganization or to any entity, other than Restricted Companies, in connection with a sale of substantially all of its assets or stock, or in connection with a merger or Change of Control.

21.4 Governing Law and Jurisdiction: This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to that state or any other state’s conflicts of law rules. Each Party irrevocably consents to the personal jurisdiction of the state and federal courts located in Wilmington, Delaware for any suit or action arising from or related to this Agreement.

21.5 Force Majeure: Neither Party shall be deemed in default of this Agreement to the extent that performance of their obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, or any other cause beyond the control of such Party (“Force Majeure”) provided that such Party gives the other Party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof and uses its commercially reasonable efforts to cure any such breach.

21.6 Entire Agreement: This Agreement and its exhibits, schedules, and attachments constitute the entire understanding between the Parties with respect to the subject matter hereof and supersede all prior written or oral representations with respect to the subject matter hereof. For the avoidance of doubt, this Agreement restates in their entirety the Original UPMC Reseller Agreement and the Original TPA Addendum (the “Original Agreements”) and the First Amended and Restated Reseller Agreement, and upon the execution of this Agreement, the Original Agreements and the First Amended and Restated Reseller Agreement are each hereby no longer of any force or effect. This Agreement may not be modified, amended, or otherwise changed in any manner except by a written instrument executed by the Party against whom enforcement is sought.

21.7 Cumulative Remedies: Except as expressly provided in this Agreement, (a) remedies for breach are cumulative and may be exercised separately or concurrently, (b) the exercise of one remedy is not an election of that remedy to the exclusion of others, and (c) the provision for any remedy in this Agreement shall not affect remedies otherwise available at law or in equity.

21.8 No Third Party Beneficiaries: The Parties do not intend that this Agreement create any right or cause of action in or on behalf of any person or entity other than Evolent and UPMC.

21.9 Headings: Section headings have been included in this Agreement merely for convenience of reference. They are not to be considered part of, or to be used in interpreting this Agreement.

21.10 Binding Effect: The covenants and conditions contained herein will apply to and bind the successors, representatives, and permitted assigns of the Parties.

21.11 Expenses: Each Party shall be responsible for its own legal, accounting and other transaction costs relating to the transactions contemplated in this Agreement.

21.12 Notices: All notices required to be given hereunder shall be in writing and given hereunder, as elected by the Party giving notice, as follows: (a) by personal delivery, (b) sent by overnight courier with confirmation of receipt, or (c) dispatched by certified or registered mail, return receipt requested, postage prepaid, addressed to the Parties as follows.

If to Evolent:	Seth Blackley
President
Evolent Health, Inc.
3101 Wilson Boulevard
Suite 500
Arlington, Virginia 22201

with a copy to:
Adam Sak

Sourcing Strategies Law Group PC
3973 Springleaf Lane
Boulder, Colorado 80304

If to UPMC:	UPMC Insurance Services Division
600 Grant Street, 55th Floor
Pittsburgh, PA 15219
Attention: Chief Executive Officer
Chief Legal Officer
Fax No: (412) 454-5665

With a copy to:

Cohen & Grigsby, P.C.
625 Liberty Avenue
Pittsburgh, PA 15222-3152
Attention: David J. Kalson, Esq.
Fax: (412) 209-1824

Notice shall be deemed given: (a) on the date of receipt if delivered personally; (b) on the business day following delivery of such notice to the overnight courier; or (c) three (3) business days after deposit in the mail in accordance with the foregoing. Either Party may change the address to which to send notices by notifying the other Party of such change of address in writing in accordance with the foregoing.

21.13 Press Releases: No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by UPMC or Evolent without the prior written consent of both Parties; provided, however, that nothing herein shall prevent a Party from supplying such information or making statements as required by governmental authority or in order for a Party to satisfy its or his legal obligations (prompt notice of which shall in any such case be given to the other Party).

21.14 Use of Trademarks: Except as otherwise provided in this Section 21.14, neither Party shall have the right to use the other Party’s Trademarks for any purpose, except upon the other Party’s prior written consent. To the extent that the use of UPMC’s and/or Evolent’s Trademarks, as applicable, are reasonably necessary for the effective marketing and promotion by Evolent and UPMC of the products and services contemplated under this Agreement and in the related Statements of Work, each Party shall grant to the other Party a non-exclusive, royalty-free, non-assignable license, throughout the Term, and in the manner set forth in the respective Statements of Work, to use certain of the other Party’s Trademarks, as applicable, and subject to each Party complying with the other Party’s trademark use guidelines for such Party’s Trademarks. For the avoidance of doubt, nothing in this Section 21.14 or Section 21.13 shall be construed to preclude Evolent from making statements or other representations (in any format, including electronic) to its customers and prospective customers in the ordinary course of its business operations (including in connection with its promotional and sales activities as contemplated under this Agreement), that Evolent’s products and services are based upon the

Licensed IP provided by UPMC as that term is defined under that certain Amended and Restated Intellectual Property License and Development Services Agreement between UPMC and Evolent (the “Amended and Restated UPMC IP License Agreement”), in a manner consistent with this Agreement and the Amended and Restated UPMC IP License Agreement, and applicable laws.

21.15 Severability: Any terms or provisions of this Agreement that shall prove to be invalid, void or illegal shall in no way affect, impair, or invalidate any other term or provision herein and such remaining terms and provisions shall remain in full force and effect provided that its general purposes are still reasonably capable of being effected. All such terms or provisions which are determined by a court of competent jurisdiction or other dispute resolution proceeding to be invalid, void or illegal shall be construed and limited so as to allow the maximum effect permissible by law.

21.16 Waiver: The waiver by either Party to this Agreement of any one or more defaults, if any, on the part of the other, shall not be construed to operate as a waiver of any other or future defaults under the same or different terms, conditions or covenants contained in this Agreement.

21.17 Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement binding all of the Parties hereto, notwithstanding both of the Parties are not signatory to the original or the same counterpart. Signatures sent by facsimile or electronic transmission shall be deemed to be originals for all purposes of this Agreement.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

EVOLENT HEALTH, INC.		UPMC HEALTH PLAN, INC.

/s/ Frank Williams		/s/ Diane P. Holder

By:	Frank Williams	By:	Diane P. Holder

Its:	CEO	Its:	President & CEO

[Signature Page to Second Amended and Restated Reseller, Services and Non-Competition-Agreement]

Confidential

EXHIBIT B

TEMPLATE STATEMENT OF WORK

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STATEMENT OF WORK NUMBER [X]

([EVOLENT CLIENT NAME] SERVICES)

THIS STATEMENT OF WORK NUMBER [X] (the “SOW”) is made and entered into effective as of [date] (the “SOW Effective Date”), by and between UPMC Health Plan, Inc., a Pennsylvania nonprofit corporation (“UPMC”) and Evolent Health, Inc., a Delaware corporation (“Evolent”) (each a “Party”, collectively, “Parties”).

WHEREAS, Evolent and UPMC are parties to that certain AMENDED AND RESTATED RESELLER, SERVICES AND NON-COMPETITION AGREEMENT BETWEEN UPMC HEALTH PLAN, INC. AND EVOLENT HEALTH, INC., effective as of September 1, 2012 (the “Reseller Agreement”);

WHEREAS, the Reseller Agreement provides for the adoption and execution of statements of work for the provision of certain health care services to be provided by UPMC and its affiliates to certain Evolent clients;

WHEREAS, the Parties intend for this SOW to govern the provision of UPMC Services to the following Evolent Client: [identify Evolent Client] (“[name]”);

NOW, THEREFORE, in consideration of the above recitals, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. DEFINED TERMS. Except as otherwise expressly provided in this SOW, all capitalized terms used in this SOW will have the meanings set forth herein or in the Reseller Agreement.

2. GOVERNING TERMS; INCORPORATION BY REFERENCE. This SOW is subject to and governed by the Reseller Agreement and each Exhibit, Schedule, and appendix as set forth and referenced therein, all of which are incorporated herein by this reference. This SOW is additionally subject to and governed by any Exhibits, Schedules, and appendices attached hereto, all of which are incorporated by this reference as part of this SOW.

3. CONTENTS OF SOW. This SOW consists of the following Exhibits, Schedules, and appendices, as applicable:

Statement of Work [x]:	[Evolent Client name]
SOW Schedule 1	UPMC Services
SOW Schedule 2	Service Levels
SOW Schedule 3	Management Fees
SOW Schedule 4	UPMC Key Personnel

4. SOW TERM AND RENEWAL.

Confidential

4.1 SOW Initial Term. The initial term of this SOW will commence on the SOW Effective Date and continue until 11:59 pm U.S. Eastern Time on [date] (“SOW Initial Term”), or such earlier date upon which this SOW may be terminated pursuant to the Reseller Agreement.

4.2 SOW Renewal. At least six (6) months prior to the expiration of the SOW Initial Term and each applicable SOW Renewal Term, Evolent and UPMC shall meet to discuss whether a renewal of this SOW is desired and terms for such renewal (each such renewal a “SOW Renewal Term”).

4.3 SOW Term. The SOW Initial Term and any SOW Renewal Terms will be collectively referenced as the “SOW Term.”

IN WITNESS WHEREOF, each of Evolent and UPMC has caused this Statement of Work Number [x] to be signed and delivered by its duly authorized representative as of the SOW Effective Date.

EVOLENT HEALTH, INC.	UPMC HEALTH PLAN, INC.

By:	By:

Its:	Its:

EXHIBIT C

Template Downstream Subcontractor Business Associate Agreement

******

DOWNSTREAM SUBCONTRACTOR BUSINESS ASSOCIATE AGREEMENT

This DOWNSTREAM SUBCONTRACTOR BUSINESS ASSOCIATE AGREEMENT (this “Agreement”) is made by and between Evolent Health, Inc. (“Evolent”) and UPMC Health Plan, Inc., a Pennsylvania nonprofit corporation (“Contractor”) and is effective as of     ,     (“Effective Date”).

RECITALS

WHEREAS, pursuant to a separate written agreement (“Services Agreement”), Evolent has engaged the Contractor to provide certain services on its behalf and/or on behalf of one or more covered entities (each, a “Covered Entity”);

WHEREAS, in connection with such services, the Contractor may have access to Protected Health Information, including Electronic PHI (as defined herein);

WHEREAS, Evolent is contractually obligated to the Covered Entities to protect and secure any Protected Health Information that Evolent receives from or on behalf of the Covered Entities in accordance with HIPAA (as defined in Section 1.1); and

WHEREAS, pursuant to Evolent’s contractual obligations with the Covered Entities, Evolent and Contractor agree to govern Contractor’s receipt, use, redisclosure and security of Protected Health Information in connection with its provision of services.

NOW THEREFORE, in consideration of the mutual premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Contractor and Evolent hereto agree as follows:

AGREEMENT

I GENERAL PROVISIONS.

Section 1.1 Capitalized Terms. Capitalized terms used in this Agreement without definition shall have the respective meanings assigned to such terms in the Administrative Simplification section of the Health Insurance Portability and Accountability Act of 1996, its implementing regulations (45 C.F.R. parts 160-164) and HITECH (as defined in Section 1.2) (collectively “HIPAA”).

Section 1.2 HIPAA Amendments. Contractor acknowledges and agrees that the Health Information Technology for Economic and Clinical Health Act and its implementing regulations (“HITECH”) impose new requirements on business associates with respect to privacy, security and breach notification and contemplates that such requirements shall be implemented by regulations to be adopted by HHS. The HITECH provisions applicable to business associates will be collectively referred to as the “HITECH BA Provisions.” The HITECH BA Provisions are hereby incorporated by reference into this Agreement as if set forth in this Agreement in their entirety. Notwithstanding anything to the contrary, the HITECH BA Provisions will be effective: (a) with respect to any security breach notification provision, September 23, 2009; and (b) with respect to the other HITECH BA Provisions, February 17, 2010 or such subsequent date as may be specified in HITECH.

Section 1.3 Effect. The terms and provisions of this Agreement shall supersede any other conflicting or inconsistent terms and provisions in the Services Agreement to the extent of such conflict or inconsistency.

II. OBLIGATIONS OF CONTRACTOR.

Section 2.1 Use and Disclosure of Protected Health Information. Contractor may use and disclose Protected Health Information as permitted or required under the Services Agreement, this Agreement, or as Required by Law, but shall not otherwise use or disclose any Protected Health Information. Contractor shall not and shall assure that its employees, other agents and contractors do not use or disclose Protected Health Information received from Evolent or the Covered Entities in any manner that would constitute a violation of HIPAA if so used or disclosed by Evolent or the Covered Entities. Without limiting the generality of the foregoing, Contractor is permitted to use or disclose Protected Health Information as set forth below:

(a) Contractor may use Protected Health Information internally for Contractor’s proper management and administrative services or to carry out its legal responsibilities.

(b) Contractor may disclose Protected Health Information to a third party for the Contractor’s proper management and administration, provided that (1) the disclosure is Required by Law, (2) Contractor makes the disclosure pursuant to an agreement consistent with Section 2.5 or (3) Contractor makes the disclosure pursuant to a written confidentiality agreement under which the third party is required to (i) protect the confidentiality of the Protected Health Information, (ii) only use or further disclose the Protected Health Information as Required by Law or for the purpose for which it was disclosed to the third party and (iii) notify Evolent of any acquisition, access, use, or disclosure of Protected Health Information in a manner not permitted by the confidentiality agreement.

(c) Contractor may use Protected Health Information to provide Data Aggregation services relating to the Health Care Operations of Evolent or the Covered Entities if required or permitted by the Services Agreement.

(d) Contractor may de-identify Protected Health Information, consistent with applicable HIPAA requirements if required or permitted by the Services Agreement.

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Section 2.2 Safeguards. Contractor shall use appropriate safeguards to prevent the use or disclosure of Protected Health Information other than as permitted or required by this Agreement. In addition, the Contractor shall implement Administrative Safeguards, Physical Safeguards and Technical Safeguards that reasonably and appropriately protect the Confidentiality, Integrity and Availability of Electronic Protected Health Information that Contractor creates, receives, maintains or transmits on behalf of Evolent or the Covered Entities.

Section 2.3 Minimum Necessary Standard Contractor shall only request, use and disclose the minimum amount of Protected Health Information necessary to accomplish the purpose of the request, use or disclosure. To the extent practicable, Contractor shall limit a request, use or disclosure of Protected Health Information to a Limited Data Set.

Section 2.4 Mitigation Contractor shall take reasonable steps to mitigate, to the extent practicable, any harmful effect (that is known to Contractor) of a use or disclosure of Protected Health Information by Contractor in violation of this Agreement.

Section 2.5 Agreements by Third Parties Contractor may not subcontract any services that require it to disclose Protected Health Information that it has received by or on behalf of Evolent or the Covered Entities unless authorized in the Services Agreement or this Agreement. To the extent it discloses Protected Health Information, it shall obtain and maintain an agreement with each agent or subcontractor that has or will have access to Protected Health Information, which is received from, or created or received by Contractor on behalf of Evolent, pursuant to which agreement such agent or subcontractor agrees to be bound by the same restrictions, terms and conditions that apply to Contractor pursuant to this Agreement with respect to such Protected Health Information.

Section 2.6 Information.

(a) Contractor shall, without unreasonable delay, but in no event later than five (5) business days after becoming aware of any acquisition, access, use, or disclosure of Protected Health Information in violation of this Agreement by Contractor, its employees, other agents or contractors or by a third party to which Contractor disclosed Protected Health Information, report the use or disclosure to Evolent. Without limiting the foregoing, Contractor shall report the use or disclosure even if it determines that the use or disclosure does not pose a significant risk of financial, reputational or other harm to the individual who is the subject of the Protected Health Information.

(b) Contractor shall, without unreasonable delay, but in no event later than within five (5) business days of becoming aware of a Security Incident, report it to Evolent.

Section 2.7 Access to Information Within five (5) business days of a request by Evolent for access to Protected Health Information about an Individual contained in any

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Designated Record Set maintained by Contractor, Contractor shall make available to Evolent such Protected Health Information for so long as Contractor maintains such information in the Designated Record Set.

Section 2.8 Availability of Protected Health Information for Amendment Within fifteen (15) business days of receipt of a request from Evolent for the amendment of an Individual’s Protected Health Information contained in any Designated Record Set maintained by Contractor, Contractor shall provide such information to Evolent for amendment and incorporate any such amendments in the Protected Health Information (for so long as Contractor maintains such information in the Designated Record Set) as required by 45 C.F.R. §164.526.

Section 2.9 Accounting of Disclosures Within five (5) business days of notice by Evolent to Contractor that it has received a request for an accounting of disclosures of Protected Health Information (other than disclosures to which an exception to the accounting requirement applies), Contractor shall make available to Evolent such information as is in Contractor’s possession and is required for Evolent and Covered Entity to make the accounting required by 45 C.F.R. §164.528 (as amended by HITECH).

Section 2.10 Availability of Books and Records Contractor shall make its internal practices, books and records relating to the use and disclosure of Protected Health Information received from, or created or received by Contractor on behalf of, Evolent or the Covered Entities available to Evolent and/or the Secretary for purposes of determining Evolent’s compliance with HIPAA.

III. TERMINATION OF AGREEMENT.

Section 3.1 Termination Upon Breach of this Agreement This Agreement and the Services Agreement may be terminated by Evolent upon thirty (30) business days advance written notice to Contractor in the event that Contractor breaches this Agreement and such breach is not cured within such thirty (30) business day period; provided, however, that in the event that termination of this Agreement is not feasible, in Evolent’s sole discretion, Contractor acknowledges and agrees that Evolent has the right to report the breach to the Secretary.

Section 3.2 Termination Upon expiration or earlier termination of this Agreement, Contractor shall either return or destroy all Protected Health Information received from Evolent or created or received by Contractor and which Contractor still maintains in any form. Notwithstanding the foregoing, to the extent that Evolent reasonably determines that it is not feasible to return or destroy such Protected Health Information, the terms and provisions of this Agreement shall survive termination of this Agreement and such Protected Health Information shall be used or disclosed solely for such purpose or purposes which prevented the return or destruction of such Protected Health Information.

WHEREOF, the parties hereto have duly executed this Agreement.

Evolent Health, Inc.	UPMC Health Plan, Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

SCHEDULE 1: UPMC SERVICES

UPMC SERVICES FOR EVOLENT CUSTOMERS

A.	EXCLUSIVE THIRD-PARTY ADMINISTRATION (“TPA”) SERVICES:

“Exclusive TPA Services” – As defined in Section 4.2 of the Agreement, Exclusive TPA Services are those services that UPMC shall have the exclusive right (i.e., exclusive as to Evolent and to other providers to Evolent) to provide to Evolent Clients. The bundled package of Exclusive TPA Services is set forth below. Only the Exclusive TPA Services marked with an asterisk can be unbundled (“Unbundled Services”). It is understood that, except as set forth below, the TPA fees are fully inclusive of all Exclusive TPA Services and that a detailed scope of responsibility will be attached to the formal agreement. For the avoidance of doubt, should UPMC choose not to offer any of the Exclusive TPA Services for a particular customer, then Evolent would have the right to integrate with that customer’s preferred TPA partner for Exclusive TPA Services. The Exclusive TPA Services fees set forth in this Schedule 1 are effective through December 31, 2017.

Services	TPA Fees – 2013 Pricing	Inflator	Membership Thresholds	Pricing Period
Claims	**Commercial and/or EE/ASO CY13 PMPM [***] Medicare (Part C) CY13 PMPM [***]	[***] trend factor applied annually	Commercial/EE/ASO: [***] minimum members (i.e., minimum charge of [***] Medicare (Part C): [***] minimum members (i.e., minimum charge of [***]	The pricing set forth in this table shall remain in effect through December 31, 2017. Post-termination run-out charges TBD.
Enrollment & C.O.B.
Audit, Fraud & Abuse
Premium Billing
Customer Service – Member and Provider
Complaints & Grievances
Clinical Operations – Utilization Management intake & Precertification*
Sales CRM (priced for Medicare only)
Revenue Enhancement Administration – data aggregation, analysis, reporting (priced for Medicare only)*

*	Services that can be unbundled.

**	Additional fees for the administration of exchange and CDHP products will apply.

Fee Reductions if Evolent elects to exclude permitted Unbundled Services are as follows: (1) Cost of Revenue Enhancement Administration services is [***] PMPM (Medicare only); should Evolent perform those services for a client directly rather than through UPMC, UPMC’s fee would be reduced by that amount, and (2) cost of Clinical Operations – Utilization Management intake & precertification is

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[***] for Medicare and [***] for Commercial; should Evolent perform those services for a client directly rather than through UPMC, UPMC’s fees would be reduced by those amounts.

B.	PHARMACY BENEFIT MANAGEMENT (“PBM”) SERVICES:

“PBM Services” – The bundled package of pharmacy-related services are set forth below. PBM Services cannot be unbundled or otherwise disaggregated. Evolent customers may elect to obtain PBM Services through UPMC or from other sources. Evolent may elect to directly provide PBM Services and/or contract or otherwise arrange with a third-party for PBM Services.

Core Pharmacy Services	Pricing	Pricing Period

PBM management and oversight

UPMC will assign designated resources whose primary responsibility will be to support Evolent Health implementation, claims system set-up and PBM issue resolution. Also, UPMC will agree to support new business RFP responses for services designated to UPMC

-        For the provision of Core Pharmacy Services for commercial and employee/ASO offerings, UPMC shall retain [***]. It is assumed that, to the greatest extent possible, UPMC’s standard formulary and clinical programs will be implemented for Evolent Clients.

-        For Medicare Part D administration, Evolent shall pay a PMPM fee of [***] to UPMC.

-        In addition to the fees set forth above, Evolent (or Evolent Clients) will be responsible for the following pass through fees:

Sanovia prior authorization IT system fees:

•       [***] per PA transaction, subject to an annual CPI adjustment

ESI Fees for Commercial & Medicaid:

•       Pass-thru of ESI Paper claims only

ESI Fees for Medicare Part D. In 2014 fees are:

•       [***] per paid claim for FWA

•       [***] per paid claim for Part D fees

The pricing set forth herein shall be effective through December 31, 2014.
Clinical program development UPMC and Evolent Health mutually agree to work to meet potential need for clinical program customization.

Pharma contracting and rebate management

To the extent permitted by individual pharmaceutical manufacturers, UPMC will develop and administer rebate contract addendum(s) for Evolent Health and its’ clients

Formulary management UPMC and Evolent Health mutually agree to work to meet potential need for formulary customization
Claims administration/processing Based on the claims administration specifications outlined in the existing PBM vendor contract (currently, ESI)

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

•       [***] per reversed/reprocessed claims

•       [***] for Medicare EOB’s

-        To the extent that an Evolent Client requests custom services or pricing, UPMC and Evolent shall negotiate the appropriate fees in good faith.

Pharmacy network management Based on the claims administration specifications outlined in the existing PBM vendor contract (currently, ESI)
Mail order pharmacy Based on the claims administration specifications outlined in the existing PBM vendor contract (currently, ESI)
Specialty pharmacy Based on the claims administration specifications outlined in the existing PBM vendor contract (currently, ESI)

Member Services

UPMC will provide member service support through an integrated medical & pharmacy call center. Pharmacy member services will be available to assist with transition support for new clients 90 days before client go-live, as directed by Evolent Health

Workspace UPMC will make available to Evolent Health a maximum of eight (8) workspaces within the UPMC pharmacy department

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

C.	OPTIONAL SERVICES:

“Optional Services” – Administrative services set forth below that an Evolent customer may elect to purchase through UPMC on a service-by-service basis. Evolent may elect to offer Optional Services directly or contract or otherwise arrange with a third-party to provide Optional Services to Evolent Clients.

Services	Pricing and Terms and Conditions
Rating, Underwriting, Actuarial Services, and Medicare Bid Development	TBD

Quality Improvement (Stars, HEDIS, NCQA)	TBD

Disease Management/Medical Management	TBD

Subrogation	TBD

Wellness (consultation, program development, campaign coaching)	TBD

Take a Healthy Step Platform	TBD

Absence Management – eBenefits	TBD

Worker’s comp	TBD

Data Analytics	TBD

Nurse Line	TBD

AL01/303002862

Confidential

SCHEDULE 5

TERMINATION ASSISTANCE SERVICES

1.	Upon the expiration of any SOW or notice of termination of any SOW for any reason (“Wind Down”), UPMC will, upon Evolent’s written request for a period of time designated by Evolent but in no event more than twelve (12) months following the expiration or termination date of each applicable SOW or such longer period as agreed to by the Parties (the “Termination Assistance Period”), provide the TAS Continuation Services (as defined below) and the TAS Transfer Services (as defined below) (collectively, the “Termination Assistance Services”). Notwithstanding the foregoing, if any SOW is terminated by UPMC for material non-payment, UPMC shall not be required to provide the applicable Termination Assistance Services unless Evolent prepays monthly in advance for such Termination Assistance Services to be provided during the applicable Termination Assistance Period.

2.	The “TAS Continuation Services” shall be UPMC’s continued provision of the Base Services in effect at the time of the Wind Down pursuant to the then-effective terms and conditions of the Agreement and the applicable SOW.

3.	The “TAS Transfer Services” are comprised of two components: (1) TAS Knowledge Transfer and (2) TAS Operational Transfer.

3.1	The “TAS Knowledge Transfer” shall include UPMC’s reasonable transfer of knowledge, exclusive of UPMC’s proprietary elements of the same, regarding Evolent Client-specific elements of the Services, Evolent Clients’ Service requirements, and related topics so as to reasonably facilitate the transfer of the Services to Evolent, the applicable Evolent Client, or a successor provider by:

(a)	providing Evolent, the applicable Evolent Client, or the successor provider with all reasonably relevant information regarding Evolent Client-specific elements of the Services, including: (1) relevant documentation; (2) Evolent Client-specific processes, procedures, methodologies, schedules, work product and related information, exclusive of UPMC’s proprietary elements of the same; and (3) key support contacts (names and phone numbers) of Evolent Client and third-party personnel and of UPMC’s personnel during the transition;

(b)	providing relevant information to Evolent, the applicable Evolent Client, or the successor provider’s personnel concerning the status and management of material third-party agreements used by UPMC for delivery of the Services; and

(c)	providing reasonable access (e.g., by meetings, telephone and e-mail), during the Termination Assistance Period, to relevant UPMC resources used to deliver the Services to Evolent and the applicable Evolent Client.

Confidential

3.2	The “TAS Operational Transfer” shall include UPMC’s performance of the following activities required to help effect the transition of operational responsibility for the Services:

(a)	deliver to Evolent, the applicable Evolent Client, or the successor provider all applicable Evolent Client-specific documentation regarding processes and procedures used to provide the Services;

(b)	provide work volumes and information on historical performance for the preceding 12 months for the applicable Evolent Client Services;

(c)	provide to Evolent or its designee electronic copies (or hard copy versions, if available) of all records and data in UPMC’s possession relating to the Services provided to the applicable Evolent Client, including but not limited to all historical data, books of account, enrollment records, group service records, Provider records, patient records, Covered Member records, prescription drug data, resource utilization data, and claims information. UPMC shall assist in the planning of such transfer and the identification of errors arising in the course of such transfer;

(d)	identify work and projects expected to be in progress as of the effective date of termination or expiration. With respect to such work, document current status and cooperate in stabilization for continuity during transition;

(e)	provide pre-transition services, including:

(i)	providing assistance in notifying UPMC’s Subcontractors of the procedures to be followed during the Termination Assistance Period;

(ii)	assisting Evolent, the applicable Evolent Client, or the successor provider in the analysis of the space required for software and data file libraries;

(iii)	providing training to Evolent’s and the applicable Evolent Client’s employees, subcontractors and the successor provider on industry standard procedures (but specifically excluding any UPMC proprietary processes, information or materials) related to the Services upon request by Evolent; and

(iv)	providing other reasonable assistance, cooperation and access to information and facilities related to the transition as Evolent may reasonably request.

Confidential

3.3	As part of the TAS Transfer Services, the following provisions shall apply with regard to IT Systems:

(a)	Availability of IT Components. For purposes of this Section, the term “IT Components” shall mean all application software, systems software and other non-hardware components of the IT System. UPMC shall, throughout the term of the Agreement, maintain all the IT Components not owned by UPMC at a level of then-current commercial versions of such components, subject to reasonable wear and tear. In the event that on the effective date of termination of the Agreement or any SOW non-UPMC-owned IT Components are not at the level of then-current commercial versions of such components, UPMC shall bear the cost of conversions or enhancements to bring such components up to the level of used by other typical commercial providers of comparable services, if having access to the then-current commercial version is required for Evolent’s or Evolent Clients’ business. UPMC shall use its best efforts to ensure that all IT Components used by UPMC in providing services under the Agreement and each SOW but which are not owned by UPMC will be available to Evolent and Evolent Clients upon any termination of the Agreement or applicable SOW, including using its commercially reasonable efforts upon termination of the Agreement or any SOW to obtain for Evolent and the applicable Evolent Clients licenses for IT Components not owned by UPMC but used by UPMC prior to the termination of the Agreement or applicable SOW in providing its Services to Evolent and the applicable Evolent Clients. In such event, Evolent shall pay the costs associated with obtaining and utilizing such licenses.

(b)	Without limiting any other rights Evolent may have, Evolent and UPMC may enter into one or more non-exclusive, non-transferable license agreements, containing standard provisions for such agreements, for (i) the use of the IT Components needed to provide Services; and (ii) the use of other related software which has been developed during the term of the Agreement through the provision of other services on a retainer or fixed fee basis, in each case for a term commencing of the effective date of termination and ending sixty (60) days following the effective date of termination of the last agreement between Evolent and an Evolent Client for the provision of TPA Services (the “Extension Term”), unless extended by mutual agreement. The license fees for IT Components shall be negotiated in good faith on or before the effective date of termination and shall equal an amount which is mutually agreed to by the Parties and which is consistent with then-prevailing industry standards.

(c)	Evolent and UPMC may enter into an information systems services contract, the terms of which, including fees, will be negotiated in good faith by the Parties and shall be consistent with industry practice. The term of such agreement shall be no longer than the Extension Term, unless extended by mutual agreement.

Confidential

(d)	In the event that Evolent elects to license IT Components from UPMC upon termination of this Agreement or any SOW, Evolent may utilize such components on UPMC’s computer processing equipment and other computer hardware for a period not to exceed the Extension Term, unless extended by mutual agreement, while Evolent arranges to purchase or lease its own computer hardware. The fee for such use shall be negotiated in good faith by the Parties on or before the effective date of termination and shall equal an amount which is mutually agreeable to the Parties and which is consistent with then-prevailing industry standards. In addition, Evolent may purchase from UPMC items of computer hardware used solely for Evolent’s business at an amount mutually agreed to by the Parties and consistent with industry standards, or may assume the leases on such equipment if it is leased and the lessor agrees to assignment of the lease to Evolent.

(e)	In the event of Evolent’s licensing of the IT Components upon termination of the Agreement or any SOW, Evolent shall also receive the following types of documentation, manuals or information relating to the IT Component: application and user manuals; programs and systems documentation; procedures for access, entry and operation of such system and identification and retrieval of information contained in the system; source codes, compiled program listing, and assembly language; and the compilation and production of information from such system. At such time, however, Evolent shall not receive documentation, manuals or information relating to such system that contain UPMC’s procedures and methods of applying such information to the management of a health care business. Evolent shall return to UPMC or destroy all such materials upon the expiration of the Extension Term.

3.4	The TAS Transfer Services will be provided by UPMC: (i) first using dedicated resources already working on the applicable SOW and included within the applicable Management Fees, provided that such resources provision of TAS Transfer Services will not impact the quality and level of UPMC’s performance of the TAS Services Continuation and the use of such resources will not adversely impact UPMC’s adherence to Service Levels; then (ii) by dedicated resources already working on the applicable SOW and included within the Management Fees, to the extent that Evolent permits Service Levels and other UPMC obligations to be relaxed or waived, as agreed by the Parties; and (iii) by using, upon Evolent’s prior written consent, additional UPMC resources to be charged to Evolent at UPMC’s then-effective standard time and materials rates.

Confidential

SCHEDULE 6

Insurance

1. Insurance Standards and Documentation

1.1 General Requirements. All insurance policies required pursuant to this Schedule 6 will:

(a) as applicable to the type of policy, be primary as to each Party’s negligence and non-contributing with respect to any other insurance or self insurance each Party may maintain;

(b) except for Errors and Omissions policy, provide a waiver of subrogation in favor of the other Party (as available); and

(c) be provided by reputable and financially responsible insurance carriers with an A.M. Best’s minimum rating of “A-” (or any future equivalent) and A.M. Best’s minimum financial performance rating of “VIII” (or any other future equivalent).

1.2 Proof of Coverage, Cancellation or Alteration. Upon reasonable request, each Party shall furnish to the other Party certificates of insurance evidencing compliance with the requirements of this Schedule 6. Any cancellation or material alteration will not relieve either Party of its continuing obligation to maintain insurance coverage in accordance with this Schedule 6. Each Party shall provide the other Party with thirty (30) days’ notice (or as soon as reasonably practical) prior to coverage cancellation or material negative alteration of the coverage by the covered Party or the applicable insurer.

1.3 Self Insurance. Each Party will be responsible for any self-insured retention or deductible that may be applicable with respect to any insurance procured by a Party pursuant to this Schedule 6.

2. Required Policies and Limits. Each Party will obtain and maintain at its own expense insurance of the type and in the amounts set forth below applicable to each SOW entered into under this Agreement; provided, however, that in the event such policies and the required limits are not, from time to time, generally available in the commercial insurance market at commercially reasonable premiums, then the Parties shall negotiate, in good faith, appropriate and mutually agreeable modifications to the required insurance policies.

2.1	Commercial General Liability

Combined Single Limit – for Bodily Injury and Property Damage, $1,000,000 per occurrence; $2,000,000 annual aggregate.

Such insurance shall cover bodily injury, death and property damage arising out of each Party’s operations, shall be broad form and include at a minimum contractual liability, independent contractor’s liability, products and completed operations liability, and personal injury liability. Policies shall be primary and noncontributory.

2.2	Worker’s Compensation - Statutory Limits

2.3	Employer’s Liability

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Confidential

Limit of $1,000,000 bodily injury by accident each accident; $1,000,000 bodily injury by disease policy limit; $1,000,000 bodily injury each employee.

2.4	Commercial Automobile Liability

Combined Single Limit - $1,000,000 per accident.

Such insurance shall cover injury, death and property damage arising out of the ownership, maintenance or use of any private passenger or commercial vehicles and of any other equipment required to be licensed for road use.

2.5	Umbrella Liability (excess of items 2.1, 2.3, 2.4 and 2.6)

Combined Single Limit - $5,000,000 per occurrence and annual aggregate per location.

2.6	Errors and Omissions Liability

Liability limits of at least $3,000,000 per claim and $3,000,000 in the aggregate. For each Party, coverage applies to all Services provided by such Party.

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Confidential

SCHEDULE 7

RESTRICTED COMPANIES

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***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 8

Service Level Matrix

Start-up and Implementation
Measurement	Definition	Guarantee
Distribution deadline for all open enrollment ID Cards	New members will have ID Cards mailed within 10 calendar days of receiving an enrollment/eligibility file (or an enrollment/eligibility file update).	Before new contract year begins

ID Card turnaround following receipt of “clean” eligibility information	Initial ID cards mailed within 10 business days after the final member eligibility data has been loaded onto the successful vendor’s system and passed its quality assurance check, but in no event later than 10 business days after the plan’s effective date.	10 calendar days

Member Services
Measurement	Definition	Guarantee
Average Speed to Answer Calls answered in 30 seconds or less	Measures the average length of time a caller waits prior to their call being answered. Calculation equals total calls and their average time on hold.	30 seconds

	Measures the percentage of calls answered within 30 seconds or less.	80%

Call Abandonment Rate	Measures the percentage of callers who disconnect before being connected to a live customer service representative.	3% or less

Eligibility Processing Timeliness	Measures the percentage of properly formatted electronic enrollment/eligibility files that are loaded in Contractor’s systems within 48 hours / 2 business days following receipt.	99%

First Call Resolution	Measures the percentage of calls adequately resolved on the first call with no call backs within a certain time frame.	90%

Claims Administration
Measurement	Definition	Guarantee
Overall accuracy	% of all claims will be processed accurately. Accurate processing includes payment amount, communication to the claimant or provider, data entry errors affecting current and future benefit determinations and management reports.	98.5%

Financial accuracy	Measures the percentage of paid charges processed accurately. Each overpayment or underpayment is an error; one is not offset by the other. Rejected claims, zero paid claims, claims paid correctly but to the wrong payee are included. Adjustments are excluded. Total payments made minus absolute value of over and underpayments divided by total payments made.	99%

Schedule 8

Service Level Matrix

Procedural accuracy	Measures the percentage of claims processed without any type of error (payment or non-payment): Total claims processed without error of any type divided by total claims processed.	99%

Claims Processing Rate	All claims processed for claim/denial, and funding for approved claims requested, within the number of calendar days indicated. Measurement is based upon the total population of original provider and Member submitted claims.	90%

Average clean claim payment turnaround	Measures the percentage of all paid clean claims processed within specified number of calendar days	14 calendar days

Clean claim payment turnaround within 14 calendar days	Percent of all clean claims received will be completely processed within 14 calendar days after they are received.	85%

Clean claim payment turnaround within 30 calendar days	Percent of all clean claims received will be completely processed within 30 calendar days after they are received.	99%